UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

AMKOR TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2045 East Innovation Circle

Tempe, Arizona 85284

April 12, 2022

To Our Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Amkor Technology, Inc. to be held on Tuesday, May 17, 2022 at 11:30 a.m. EDT. In light of the Covid-19 pandemic, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet. You may attend the Annual Meeting, submit questions, and vote your shares electronically during the meeting via live webcast at meetnow.global/M59W94W. You will need the 15-digit control number printed on your proxy card to participate in the Annual Meeting. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts.

The actions expected to be taken at the 2022 Annual Meeting of Stockholders are described in detail in the enclosed Proxy Statement and Notice of Annual Meeting of Stockholders.

We also encourage you to read our 2021 Annual Report to Stockholders. It includes information about our company and our audited financial statements. A copy of our 2021 Annual Report to Stockholders was previously sent to you or is included with the enclosed Proxy Statement.

Please use this opportunity to take part in the affairs of Amkor Technology, Inc. by voting on the business to come before the 2022 Annual Meeting of Stockholders. Whether or not you plan to attend such meeting, please complete, sign, date, and return the accompanying proxy in the enclosed postage-prepaid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting or to vote your shares during such meeting for the matters to be acted upon at such meeting.

Thank you for your continuing support.

Sincerely,

James J. Kim
Executive Chairman of the Board

AMKOR TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 17, 2022

Dear Amkor Stockholder:

On Tuesday, May 17, 2022, Amkor Technology, Inc., a Delaware corporation, will hold its 2022 Annual Meeting of Stockholders. The meeting will begin at 11:30 a.m. EDT. In light of the Covid-19 pandemic, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet. You may attend the Annual Meeting, submit questions, and vote your shares electronically during the meeting via live webcast at meetnow.global/M59W94W. You will need the 15-digit control number printed on your proxy card to participate in the Annual Meeting. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts.

Only stockholders of record who held shares of Amkor Technology, Inc. common stock at the close of business on March 22, 2022 may vote at the Annual Meeting or any adjournments or postponements that may take place. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders for any purpose relating to such meeting at our principal executive office, located at 2045 East Innovation Circle, Tempe, Arizona 85284, for a period of at least 10 days prior to such meeting. If, due to the Covid-19 pandemic, our principal executive office is closed during the 10 days prior to the Annual Meeting, you may send a written request to our Corporate Secretary at our principal executive office, and we will arrange for you to inspect the list in a manner that complies with our health and safety protocols.

The list also will be available at the virtual Annual Meeting at meetnow.global/M59W94W.

At the 2022 Annual Meeting of Stockholders, stockholders will consider and act upon the following matters:

1.	Election of the 11 directors named in the enclosed proxy statement;

2.	An advisory vote to approve the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022; and

4.	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors recommends that you vote in favor of proposals 1, 2, and 3, as outlined in the enclosed proxy statement.

The approximate mailing date of the enclosed proxy statement and proxy card is April 12, 2022.

BY ORDER OF THE BOARD OF DIRECTORS

Mark N. Rogers
Executive Vice President, General Counsel, and
Corporate Secretary

April 12, 2022

Tempe, Arizona

YOUR VOTE IS IMPORTANT

To assure your representation at the 2022 Annual Meeting of Stockholders, you are requested to complete, sign, and date the enclosed proxy as promptly as possible and return it in the enclosed postage-prepaid envelope, or submit your proxy by internet or telephone.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders

Meeting to Be Held on May 17, 2022:

The Proxy Statement for the 2022 Annual Meeting of Stockholders and our 2021 Annual Report to Stockholders for the year ended December 31, 2021 are available at: www.edocumentview.com/amkr.

AMKOR TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Amkor Technology, Inc. (“Amkor,” “we,” “us,” or the “Company”). Our principal executive office is located at 2045 East Innovation Circle, Tempe, Arizona 85284, telephone number (480) 821-5000. The proxies will be voted at the Annual Meeting of Stockholders to be held on Tuesday, May 17, 2022 at 11:30 a.m. EDT and any adjournment or postponement thereof (the “Annual Meeting”).

The Annual Meeting will be held virtually, via the internet, at meetnow.global/M59W94W. At our virtual Annual Meeting, stockholders will be able to attend, vote, and submit questions via the internet.

We intend to mail definitive copies of these proxy materials on or about April 12, 2022 to stockholders of record who held our common stock at the close of business on March 22, 2022 (the “Record Date”).

The following is important information regarding the Annual Meeting and this proxy statement.

Q:	How can I attend the Annual Meeting?

A:

In light of the Covid-19 pandemic, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet. You may attend the Annual Meeting, submit questions, and vote your shares electronically during the Annual Meeting via live webcast at meetnow.global/M59W94W. Stockholders as of the Record Date who attend and participate in the virtual Annual Meeting will have an opportunity to submit questions live via the internet during a designated portion of the Annual Meeting. You will need the 15-digit control number printed on your proxy card to submit questions or otherwise participate in the Annual Meeting.

In advance of the Annual Meeting, we encourage you to carefully review our admission procedures at meetnow.global/M59W94W. We also recommend that you log in at least 15 minutes before the start time to ensure you are logged in when the Annual Meeting starts. If you encounter any technical difficulties accessing the Annual Meeting during check-in or at any other time during the Annual Meeting, please call the technical support phone number that will be posted on the virtual Annual Meeting login page.

Q:	What may I vote on?

A:	1.	The election of 11 nominees named in this proxy statement to serve on our Board of Directors (“Proposal One”);
2.	An advisory vote to approve the compensation of our named executive officers (“Proposal Two”); and
3.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022 (“Proposal Three”).

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of Proposal One, Proposal Two, and Proposal Three.

Q:	Who is entitled to vote?

A:

Stockholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 244,774,007 shares of Amkor’s common stock were outstanding.

Q:	How do I vote?

A:	Registered holders may vote:

•	At the virtual Annual Meeting, by following the instructions at meetnow.global/M59W94W, using the 15-digit control number printed on your proxy card;

•	By mail, by signing and dating each proxy card you receive and returning it in the postage-prepaid envelope; or

•	By internet or telephone, following the instructions on the proxy card.

If your shares are held by a bank, brokerage firm, or other record holder, please refer to your proxy card or other information provided to you for instructions on how to vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a company listed on the Nasdaq Global Select Market (“Nasdaq”), the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of Nasdaq-listed companies. As a result:

•	Your broker will not have the authority to exercise discretion to vote your shares with respect to Proposal One or Proposal Two because NYSE rules treat those matters as non-routine.

•	Your broker will have the authority to exercise discretion to vote your shares with respect to Proposal Three because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, we anticipate that brokers may return proxy cards that vote uninstructed shares “FOR” or “AGAINST” Proposal Three, but expressly state that the broker is NOT voting on Proposal One or Proposal Two. A broker’s withholding of a vote, in this case with respect to Proposal One or Proposal Two, is referred to as a “broker non-vote.” Broker non-votes will not be counted as present or represented for purposes of determining whether stockholder approval of a matter has been obtained and thus will not have an effect on the outcome of the vote.

If you abstain from voting on Proposal Two or Proposal Three, the abstention will have the same effect as a vote against the proposal. If you abstain from voting on Proposal One, the abstention will not have an effect on the outcome of the vote.

Q.	What is the voting requirement to approve each of the proposals?

A.

Under Proposal One, the 11 directors receiving the highest number of affirmative votes cast will be elected. The approval, on an advisory basis, of Proposal Two and the approval of Proposal Three each requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the Annual Meeting. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal but are counted as present in person or represented by proxy and entitled to vote. A withheld vote is the same as an abstention.

Q:	What is a “quorum”?

A:

A “quorum” is a majority of the outstanding shares entitled to vote at a meeting being present at the meeting or represented by proxy. There must be a quorum for a meeting to be held and action to be validly taken. If you submit a properly executed proxy, even if you abstain from voting, then your shares will be counted toward the presence of a quorum at the Annual Meeting. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (resulting in a broker non-vote), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of establishing a quorum.

Q:	How can I change my vote or revoke my proxy?

A:

If you are a registered holder, you have the right to revoke your proxy and change your vote at any time before the Annual Meeting by: (i) submitting a later-dated proxy by mail, internet, or telephone; (ii) mailing a written notice of revocation to Amkor Technology, Inc., Attention: Corporate Secretary, 2045 East Innovation Circle, Tempe, Arizona 85284; or (iii) attending and voting at the virtual Annual Meeting. Attendance at the virtual Annual Meeting, in and of itself, will not constitute a revocation of a proxy. If your shares are held by a bank, brokerage firm, or other record holder, please contact that firm or holder for instructions on how to change your vote or revoke your proxy.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Submit all proxies to ensure that all your shares are voted.

Q:	Who can attend the Annual Meeting?

A:

All stockholders as of the Record Date and persons holding a valid proxy for the Annual Meeting may attend the Annual Meeting via live webcast by following the instructions at meetnow.global/M59W94W. All attendees will need the 15-digit control number printed on their proxy card in order to be admitted to the Annual Meeting.

Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to James J. Kim, Amkor’s Executive Chairman, and Giel Rutten, Amkor’s President and Chief Executive Officer, to vote your shares on such matters at their discretion.

Q:	How and when may I submit proposals for the 2023 Annual Meeting of Stockholders?

A:

To have your proposal included in our proxy statement and form of proxy for the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), we must receive your written proposal no later than December 13, 2022. You may submit proposals after this date for consideration at the 2023 Annual Meeting, but we are not required to include any proposal submitted after this date in the proxy statement for the 2023 Annual Meeting or the related proxy card.

If you intend to submit a proposal or nomination for director for the 2023 Annual Meeting (but not seek inclusion of such proposal or nomination in the Company’s proxy materials), you must comply with the advance notice provisions in our bylaws (the “Bylaws”). To be timely, we must receive written notice of your proposal no earlier than January 17, 2023 and no later than February 16, 2023.

All proposals must, under law, be an appropriate subject for stockholder action and must be submitted in writing to Amkor’s Corporate Secretary, Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284. You should also be aware of certain other requirements you must meet to have your proposal brought before the 2023 Annual Meeting. These requirements are explained in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the Bylaws.

Q:	Who is soliciting proxies?

A:	This solicitation of proxies is made by the Board of Directors. All related costs will be borne by Amkor.

We have retained the services of Computershare Trust Company, N.A. to aid in the distribution of our Annual Meeting materials to brokers, bank nominees, and other institutional owners. Proxies may also be solicited by certain of Amkor’s officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, the terms of our 11 incumbent directors will expire. Each of these 11 incumbent directors has been nominated to stand for election to the Board of Directors this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the 11 nominees named below. Each nominee has consented to be named as a nominee in this proxy statement and to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees identified below as possible (and, if additional nominees have been designated by the Board to fill any vacancies, in such manner as to elect such additional nominees). Our nominees for the election of directors include seven independent directors, as defined in the applicable rules for companies traded on Nasdaq. At the recommendation of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), the Board has selected the nominees to serve as directors for a one-year term until our next annual meeting and until their successor is duly elected and qualified, or their earlier resignation or removal. We expect that each nominee will be able to serve as a director.

Required Vote

Directors are elected by a plurality of votes cast, so the 11 candidates receiving the highest number of affirmative votes cast will be elected as directors. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

Summary Information – Nominees for the Board of Directors

The Board considers various qualifications, characteristics, and other factors when evaluating individual directors, as well as the composition of the Board as a whole. As part of this process, the Board and the Nominating and Governance Committee review the particular experiences, qualifications, attributes, and skills of each nominee to determine if that person should stand for election to serve as a director of the Company.

Below is summary information, as of April 1, 2022, about the skills and experience, diversity, and independence, tenure, and age for the 11 director nominees as a group, followed by biographies for the nominees. The biography for each of the nominees contains information regarding the person’s experience and director positions held currently or during the last five years and information regarding involvement in certain legal or administrative proceedings, to the extent applicable. The biographies also highlight the particular experiences, qualifications, attributes, or skills that caused the Nominating and Governance Committee and the Board to conclude that the person should be nominated to serve as a director of the Company.

Board Diversity Matrix (as of April 1, 2022)

Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender	2	9	0	0

Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	2	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Independence, Tenure, Age

The slate of director nominees includes diverse candidates with a broad range of skills and experience. The tenure of director nominees, with a majority of the nominees having served for fewer than 10 years, demonstrates the Board’s desire to balance experience and refreshment. The age of director nominees is fairly distributed over three age ranges, two of the 11 nominees self-identify as female, and three of the 11 nominees self-identify as ethnically diverse.

The Board unanimously recommends a vote FOR the election of each of the nominees for director below.

Nominees for the Board of Directors

The following table sets forth the names and the ages, as of April 1, 2022, of our 11 incumbent directors who are being nominated for re-election to the Board of Directors.

Name	Age	Position
James J. Kim	86	Executive Chairman of the Board
Susan Y. Kim	59	Executive Vice Chairman of the Board
Giel Rutten	64	President, Chief Executive Officer, and Director
Douglas A. Alexander (1)(4)	60	Director
Roger A. Carolin (1)(2)(3)(4)	66	Director
Winston J. Churchill (1)(3)(4)	81	Lead Independent Director
Daniel Liao (4)	68	Director
MaryFrances McCourt (2)(4)	60	Director
Robert R. Morse (2)(3)(4)	66	Director
Gil C. Tily	68	Director
David N. Watson (3)(4)	63	Director

Notes

(1)	Member of the Nominating and Governance Committee.

(2)	Member of the Audit Committee of the Board (the “Audit Committee”).

(3)	Member of the Compensation Committee of the Board (the “Compensation Committee”).

(4)	Qualifies as “independent” under the definition set forth in the Nasdaq listing standards and U.S. Securities and Exchange Commission (“SEC”) regulations, as determined by the Board of Directors.

Biographies of Nominees for the Board of Directors

James J. Kim.    James J. Kim was appointed as Executive Chairman of the Board of Directors in October 2009. Mr. Kim served as our Chairman and Chief Executive Officer from September 1997 until October 2009. Mr. Kim founded our predecessor, Amkor Electronics, Inc., in 1968 and served as its Chairman from 1970 to April 1998. Mr. Kim is the father of Susan Y. Kim, Executive Vice Chairman of our Board.

As a result of these and other professional experiences and his more than 50 years of service as our Chairman and Chief Executive Officer, Mr. Kim has a comprehensive understanding of the semiconductor industry and our business. He also possesses particular knowledge and experience in strategic planning and customer relationships, manufacturing and operations, and the finance areas relevant to the Company. The Board believes that the above skills and experiences qualify Mr. Kim for election to our Board.

Susan Y. Kim.     Susan Y. Kim has been a director of Amkor since February 2015 and has served as Executive Vice Chairman of the Board of Directors since August 2020. Ms. Kim served as Vice Chairman of the Board of Directors from May 2020 to August 2020. She is an active philanthropist who also sits on the Board of Trustees of the Catholic Foundation of Greater Philadelphia. In the past, she has served on numerous boards of directors, including the National Constitution Center, The Franklin Institute, the Gesu School, The Shipley School, and EB Games Corp. Ms. Kim holds a B.A. in Sociology from Hamilton College and is the daughter of Mr. Kim.

As a result of her service as a director on numerous boards, including an international publicly traded consumer electronics company and several educational institutions and charitable organizations, human capital management experience, and other professional experiences, Ms. Kim possesses particular knowledge and experience that qualify her for election to our Board.

Giel Rutten.    Giel Rutten was appointed President, Chief Executive Officer, and a director of the Company in June 2020. Mr. Rutten joined Amkor in 2014 as Executive Vice President of Advanced Products and served in that role until he was appointed Executive Vice President of the Company in February 2020. Before joining Amkor, he served as Chief Executive Officer of Ledzworld, an LED technology company. Prior to that, he served as Senior Vice President for the Home Business Unit of NXP B.V. (formerly, Philips Semiconductors). Mr. Rutten first joined Philips Semiconductors in 1984 and took on various key management positions in the areas of general management, sales and marketing, operations, and engineering in Europe, Asia, and the United States. Mr. Rutten holds a Master’s degree in Physics and Chemistry from the University of Nijmegen, the Netherlands and has more than 35 years of experience in the global semiconductor industry.

As a result of these and other professional experiences, Mr. Rutten has a comprehensive understanding of the semiconductor industry and broad management experience in our business and possesses particular knowledge and experience in strategic planning, business development, technology, manufacturing, and operations relevant to our business, which are among the key attributes that qualify Mr. Rutten for election to our Board.

Douglas A. Alexander.    Douglas A. Alexander has been a director of Amkor since February 2018. Mr. Alexander was an original member of the advisory board of Actua Corporation (formerly named ICG Group, Inc.), a multi-vertical cloud technology company. Mr. Alexander joined Actua full-time in September 1997 as Managing Director and was appointed President in January 2009, where he served until December 2017. During his tenure at Actua, Mr. Alexander served in many senior management roles, including as: CEO of WiseWire Technologies, which was acquired by Lycos; CEO of ICG Europe; CEO of Traffic.com, which was acquired by Navteq; and CEO of Channel Intelligence, which was acquired by Google. Mr. Alexander has served on the boards of directors for GovDelivery, Procurian, Bolt, and SponsorHouse, Inc., d/b/a Hookit and served as the Co-Chairman of the Philadelphia National Foundation for Teaching Entrepreneurship (NFTE). He also serves on the Management & Technology Executive Board at the University of Pennsylvania (“UPenn”), where he previously served as Chairman. Mr. Alexander holds a B.S. in Electrical Engineering from UPenn and a B.S. in Economics from the Wharton School of Business at UPenn.

As a result of these and other professional experiences, Mr. Alexander possesses particular knowledge and experience in the technology, mergers and acquisitions, and executive management areas relevant to our business, which are among the key attributes that qualify Mr. Alexander for election to our Board.

Roger A. Carolin.    Roger A. Carolin has been a director of Amkor since February 2006. Mr. Carolin is currently a Venture Partner at SCP Partners, a multi-stage venture capital firm that invests in technology-oriented companies, a position he has held since 2004. Mr. Carolin works to identify attractive investment opportunities and assists portfolio companies in the areas of strategy development, operating management, and intellectual property. Mr. Carolin co-founded CFM Technologies, Inc., a global manufacturer of semiconductor process equipment, and served as its Chief Executive Officer for 10 years until the company was acquired. Mr. Carolin formerly worked for Honeywell, Inc. and General Electric Co., where he developed test equipment and advanced computer systems for on-board missile applications. Mr. Carolin is a director of Innovative Solutions and Support, Inc. and Fourth Wall Media, Inc. Mr. Carolin holds a Bachelor’s degree in Electrical Engineering from Duke University and an M.B.A. from the Harvard Business School.

As a result of these and other professional experiences and his prior service on our Board, Mr. Carolin has a significant understanding of the semiconductor industry and our business and possesses particular knowledge and experience in the technology, new business opportunities, semiconductor supply chain, operations, executive management, and finance areas relevant to our business, which are among the key attributes that qualify Mr. Carolin for election to our Board.

Winston J. Churchill.    Winston J. Churchill has been a director of Amkor since July 1998 and was appointed Lead Independent Director in August 2013. Mr. Churchill is the managing general partner of SCP Partners and the Chairman of CIP Capital Management, Inc., an SBA-licensed private equity fund. Previously, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983, Mr. Churchill practiced law at the Philadelphia firm of Saul Ewing, LLP, where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee, and a member of the Executive Committee. Mr. Churchill is a director of Recro Pharma, Inc., Baudax Bio, Inc., Innovative Solutions and Support, Inc., and of various SCP Partners portfolio companies, and he served as a director of INDUS Realty Trust, Inc. (formerly known as Griffin Industrial Realty, Inc.) from 1997 to 2017. In addition, he serves on the boards of a number of charities and as a trustee of educational institutions, including the Gesu School and as Chairman of the Young Scholars Charter School. He is a Trustee Fellow of Fordham University and a former Trustee of Georgetown University. From 1989 to 1993, Mr. Churchill served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System.

As a result of these and other professional experiences and his prior service on our Board, Mr. Churchill has a significant understanding of our business and possesses particular knowledge and experience in the technology, corporate governance, finance, and legal areas relevant to our business, which are among the key attributes that qualify Mr. Churchill for election to our Board.

Daniel Liao.    Daniel Liao has been a director of Amkor since May 2019. Mr. Liao served as the Senior Advisor of Asia Pacific Regions for Lam Research Corporation (“Lam”), a semiconductor processing equipment company, from February 2020 to February 2022. Previously, Mr. Liao served as a senior executive at Lam from 1993 until his retirement in February 2020, at which time he was serving as Chairman of Lam Asia Pacific Operations (Taiwan, China, and Southeast Asia regions). During his career at Lam, he was a major contributor to the global product development, strategic planning, and growth of Lam’s Asia Pacific business. Prior to joining Lam, Mr. Liao held engineering management and technology leadership positions at Integrated Device Technology, Inc. in Santa Clara from 1988 to 1993 and Intel Corporation in Livermore and Santa Clara from 1984 to 1988. Mr. Liao is also a member of the board of directors of Photronics, Inc., a global provider of photomask products and services. He holds a Bachelor’s degree in Electrical Engineering from National Cheng Kung University in Taiwan and a Master’s degree in Electrical Engineering and Applied Physics from Case Western Reserve University.

As a result of these and other professional experiences, Mr. Liao has a thorough understanding of the semiconductor industry and broad management experience and possesses particular knowledge and experience in sales and marketing, international operations, product development, strategic planning, technology, and manufacturing, which are among the key attributes that qualify Mr. Liao for election to our Board.

MaryFrances McCourt.    MaryFrances McCourt has been a director of Amkor since February 2018. In April 2022, Ms. McCourt will become the Chief Financial Officer of the University of Chicago (“UChicago”), where she will oversee the financial services, controllership, treasury and capital markets, human resources, information technology services, risk management, compliance, internal audit, and shared services functions at UChicago. Prior to joining UChicago, Ms. McCourt was the Senior Vice President of Finance and Treasurer at UPenn and served in similar management roles since joining UPenn in March 2016. At UPenn, Ms. McCourt led UPenn’s cash and short-term investment and capital financing strategies, oversaw UPenn’s financial functions, was responsible for the University’s multi-year financial planning efforts, collaborated closely with UPenn Medicine leadership on its growth and financial planning, and managed the strategic and operational direction of a variety of functions, including the Comptroller’s Office, financial training, global support services, research services, risk management and insurance, student registration and financial services, and the Treasurer’s Office. Prior to joining UPenn, Ms. McCourt was the Senior Vice President and Chief Financial Officer at Indiana University. Ms. McCourt has also served in financial management positions for Agilysis, Inc., a diversified enterprise focused on technology and enterprise system solutions. She earned her Bachelor’s degree magna cum laude from Duke University and an M.B.A. from Case Western University.

As a result of these and other professional experiences, Ms. McCourt possesses particular knowledge and experience in the finance, treasury, and executive management areas relevant to our business, which are among the key attributes that qualify Ms. McCourt for election to our Board.

Robert R. Morse.    Robert R. Morse has been a director of Amkor since February 2013. Mr. Morse is currently serving as Executive Chairman of Bridge Investment Group Holdings, Inc., a real estate fund manager, and as Chairman and Chief Executive Officer of PMC Partners, a private equity firm. Prior to that, Mr. Morse served in various positions with Citigroup, Inc. (“Citi”) and Salomon Smith Barney since the 1980s, including Chief Executive Officer of Citi’s Asia Institutional Client Group and Global Head of Investment Banking. Mr. Morse is a graduate of Yale University, Harvard Business School, and Harvard Law School.

As a result of these and other professional experiences, Mr. Morse possesses particular knowledge and experience in the accounting, finance, capital markets, mergers and acquisitions, executive management, and international operations areas relevant to our Company, which are among the key attributes that qualify Mr. Morse for election to our Board.

Gil C. Tily.    Gil C. Tily has been a director of Amkor since May 2019, at which time he retired as Amkor’s Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary. Since July 2020, Mr. Tily has also served, in his capacity as a director, in the Board’s Strategic Oversight Role, through which he provides additional strategic oversight of the management and business of the Company. Prior to joining Amkor in 2007, Mr. Tily was a partner in the law firm of Dechert LLP, where he worked for 28 years. Mr. Tily holds an A.B. in Politics from Princeton University and a J.D. from the University of Pittsburgh School of Law.

As a result of these and other professional experiences, Mr. Tily has broad management experience in our business and possesses particular knowledge and experience in our strategic planning, human capital management, operations, executive management, and corporate governance, finance, and legal areas relevant to our business, which are among the key attributes that qualify Mr. Tily for election to our Board.

David N. Watson.    David N. Watson has been a director of Amkor since August 2014. Mr. Watson is currently serving as the President and Chief Executive Officer of Comcast Cable Communications, LLC (“Comcast Cable”). Prior to his current role, Mr. Watson served as the Executive Vice President and Chief

Operating Officer of Comcast Cable, where he was responsible for day-to-day operations of the cable division, including sales and marketing of cable video, high-speed internet, and voice services, as well as oversight of the three operating divisions and Comcast Spotlight, the advertising sales unit. Before joining Comcast Cable in 1991, he served for seven years with Comcast Cellular Communications, Inc., first as Senior Vice President of sales and marketing and later as President. Previously, he headed sales and marketing efforts at Bell Atlantic Mobile and Metrophone. Most recently, in November 2021, Mr. Watson was inducted into the Cable Hall of Fame, which celebrates the most influential leaders in the content and connectivity industry.

As a result of these and other professional experiences, Mr. Watson has broad management experience and possesses particular knowledge and experience in the executive management, human capital management, sales and marketing, technology, and operations areas relevant to our business, which are among the key attributes that qualify Mr. Watson for election to our Board.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held six meetings during 2021. All directors attended at least 75% of all Board of Directors and applicable committee meetings. The standing committees of the Board and membership are as follows:

Audit Committee

The current members of the Audit Committee are Mr. Carolin, Ms. McCourt, and Mr. Morse. Mr. Carolin currently serves as the Chairman of the Audit Committee.

Our Board of Directors has determined that each of Mr. Carolin, Ms. McCourt, and Mr. Morse meets the independence and financial sophistication requirements set forth in the Nasdaq listing standards and that each also qualifies as an “audit committee financial expert” as defined in SEC regulations. The responsibilities of the Audit Committee include, but are not limited to:

•	pre-approving all audit, audit-related, and non-audit services provided to Amkor by Amkor’s independent registered public accounting firm;

•	appointing, compensating, retaining, and overseeing the work of the independent registered public accounting firm;

•	reviewing and providing guidance with respect to the external audit and Amkor’s relationship with its independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the contents of periodic reports filed with the SEC and Amkor’s earnings releases;

•	reviewing and providing guidance regarding Amkor’s internal audit function;

•	reviewing and approving related party transactions (unless such review and approval is conducted by another independent body of the Board of Directors);

•	discussing with management and internal audit representatives the activities, organizational structure, and qualifications of our internal audit function;

•

reviewing any significant findings presented by management or internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal control over financial reporting and any fraud, whether or not material, that involves management or other employees who have a significant role in our internal control over financial reporting and reviewing before release the disclosure regarding Amkor’s system of internal control over financial reporting required under SEC rules to be contained in Amkor’s periodic filings and the attestations or reports by the independent registered public accounting firm relating to such disclosure;

•

overseeing compliance with SEC disclosure requirements regarding Audit Committee membership, member qualifications, and related activities and the services provided by our independent registered public accounting firm;

•	reviewing any legal matters that our general counsel has concluded could have a significant impact on our financial statements;

•

reviewing our policies and practices with respect to financial risk assessment, financial risk management, and cybersecurity and information security and discussing with management the steps that have been taken to monitor and control such risks;

•	instituting special investigations as and when the Audit Committee determines appropriate and necessary;

•	annually reviewing the adequacy of the Audit Committee’s charter;

•	periodically reviewing and re-examining the Audit Committee’s structure, processes, and membership requirements and making recommendations to the Board regarding any proposed changes;

•	reviewing and approving the audit committee report for inclusion in our annual proxy statement; and

•	establishing procedures for the confidential, anonymous submission by employees of concerns about questionable accounting or auditing matters.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website under the heading “Company Overview > Corporate Governance” at https://ir.amkor.com. During 2021, the Audit Committee met 11 times. In executing its responsibilities, Audit Committee members regularly communicate with our management and independent registered public accounting firm.

Compensation Committee

The current members of the Compensation Committee are Messrs. Churchill, Carolin, Morse, and Watson. Mr. Churchill currently serves as the Chairman of the Compensation Committee. Our Board of Directors has determined that each of Messrs. Churchill, Carolin, Morse, and Watson meets the independence requirements set forth in the Nasdaq listing standards and SEC regulations. The responsibilities of the Compensation Committee include, but are not limited to:

•	annually reviewing and approving the compensation, including annual base salaries and annual incentive opportunities, and benefits of, and compensation policies for, our executive officers;

•	reviewing, approving, and/or making recommendations to the Board regarding director compensation;

•	reviewing, approving, and/or making recommendations to the Board regarding all forms of compensation to be provided to our Chief Executive Officer and all of our other executive officers;

•	conducting an annual performance review of, and setting annual performance goals for, the Chief Executive Officer and reporting to the Board regarding such matters;

•	reviewing, approving, and/or making recommendations to the Board regarding general compensation goals, guidelines, and bonus criteria for our employees;

•	administering and interpreting the terms and conditions of all current and future equity incentive plans;

•	reviewing, approving, and/or making recommendations to the Board, as appropriate, regarding other plans that provide for compensation to our employees, directors, and consultants;

•	reviewing and approving any material amendments to the Amkor Technology, Inc. 401(k) Plan (the “401(k) Plan”);

•	assessing and monitoring risks related to the Company’s compensation policies and practices;

•

reviewing and approving, as applicable, the compensation discussion and analysis, compensation committee report, say-on-pay, say-on-frequency, and equity compensation plan disclosures in our annual proxy statement;

•	authorizing the repurchase of shares from terminated employees;

•	annually reviewing the adequacy of the Compensation Committee’s charter;

•	periodically reviewing and re-examining the Compensation Committee’s structure, processes, and membership and making recommendations to the Board for any proposed changes; and

•	any other functions as may be authorized by the Board or pursuant to the Company’s equity compensation plans.

When appropriate, the Compensation Committee may form and delegate authority to subcommittees to carry out any of the responsibilities under its charter. In addition, periodically, or as deemed appropriate, the Compensation Committee shall, with advice from independent compensation consultants and after review of comparative data: (i) review and discuss with the Board the Company’s philosophy, processes, and procedures for the consideration and determination of non-employee director compensation; (ii) evaluate the amount and type of director compensation, including the allocation between cash and equity-based compensation; and (iii) recommend to the Board the appropriate level of director compensation.

The Compensation Committee’s executive compensation determinations are subjective and the result of its business judgment, which is informed by the experience of its members and input provided by its independent compensation consultant, our CEO (other than with respect to his own compensation), and other members of management. Our Corporate Secretary and our law and human resources departments support the Compensation Committee in recommending director compensation and creating director compensation programs. In addition, the Compensation Committee can engage outside advisors, experts, and others for further assistance.

The Compensation Committee conducted an assessment of its independent compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), with respect to the factors set forth in Nasdaq and SEC rules. As a result of such assessment, the Compensation Committee concluded that the work performed by F.W. Cook for the Compensation Committee in 2021 did not raise any conflicts of interest.

The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website under the heading “Company Overview > Corporate Governance” at https://ir.amkor.com. During 2021, the Compensation Committee met eight times.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Churchill, Alexander, and Carolin. Mr. Churchill currently serves as the Chairman of the Nominating and Governance Committee. Our Board of Directors has determined that each of Messrs. Churchill, Alexander, and Carolin meets the independence requirements set forth in the Nasdaq listing standards and SEC regulations. The responsibilities of the Nominating and Governance Committee include, but are not limited to:

•

evaluating the current composition, organization, and governance of the Board and its committees, including a review of the appropriateness of the continued service of any Board member who changes the position or responsibility that he or she held when he or she was elected to the Board, and making recommendations regarding such matters to the Board;

•	periodically assessing desired Board qualifications, expertise, and characteristics for potential Board members and evaluating and proposing nominees for election to the Board;

•	developing policies and procedures regarding the review and recommendation of nominees for director;

•	reviewing the disclosures in our annual proxy statement regarding the policies and procedures related to stockholder communications with the Board and nomination of candidates to the Board;

•	overseeing the Board of Directors’ performance evaluation process;

•

evaluating and making recommendations to the Board of Directors concerning the appointment of directors to Board committees, the selection of committee chairs, and the proposal of a slate of nominees for election to the Board of Directors;

•	evaluating and recommending termination of individual directors in accordance with the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) and the Bylaws;

•	annually reviewing the adequacy of the Nominating and Governance Committee’s charter;

•	periodically reviewing and re-examining the Nominating and Governance Committee’s structure, processes, and membership and recommending any proposed changes to the Board of Directors;

•

periodically reviewing the Corporate Governance Guidelines and the Company’s Insider Trading Policy, Code of Business Conduct (the “Code of Business Conduct”), Director Code of Ethics (the “Director Code of Ethics”), and corporate governance procedures and recommending any proposed changes to the Board;

•	monitoring and periodically reviewing the Company’s new director orientation program;

•	periodically reviewing and making recommendations, as appropriate, regarding continuing education for members of the Board; and

•	reviewing and overseeing matters related to environmental, social, and governance (“ESG”) issues and periodically reporting to the Board with respect thereto.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our website under the heading “Company Overview > Corporate Governance” at https://ir.amkor.com. During 2021, the Nominating and Governance Committee met five times.

The Nominating and Governance Committee’s goal is to ensure that the Board of Directors is made up of individuals of high integrity, personal character, and ethical standards and that the Board reflects a diverse range of professional backgrounds and experience relevant to our business. In the biographies of each of the nominees to the Board described above, we highlighted the experiences and qualifications that were among the most important to the Nominating and Governance Committee and Board in concluding that each such nominee should serve on our Board. The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of our Company at the time nominees are considered. When evaluating a director nominee, the Nominating and Governance Committee considers, among other factors, the director nominee’s character, judgment, independence, age, expertise, length of service, other commitments, and diversity in experience and background, including (but not limited to) race, gender, or gender identity, sexual orientation, professional background, and geographic and industry experience, and whether such factors will strengthen the Board’s collective qualifications, skills, and experience and enhance the Board’s performance of its responsibilities in the oversight of our business.

The Nominating and Governance Committee will consider the above factors, and uses the same process, for evaluating all director nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Governance Committee may, however, use such services in the future as it deems necessary or appropriate.

It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations from stockholders for candidates to the Board of Directors. Stockholders wishing to recommend a candidate for consideration by the Nominating and Governance Committee for election to the Board of Directors can do so by writing to our Corporate Secretary at our principal executive office. Stockholders must provide (i) such candidate’s name, home address, and business address, (ii) a representation that the nominating person intends to appear in person or by proxy at the meeting to nominate the candidate, (iii) if known, the class and total number of shares of Amkor stock beneficially owned by the candidate, (iv) the total number of shares of Amkor stock that will be voted by the nominating stockholder for such candidate, (v) a description of all arrangements or understandings between the nominating person and the candidate and any other person (naming such person) pursuant to which the nomination is being made, (vi) detailed biographical data and qualifications, including such candidate’s age, principal occupation, and other information required to be disclosed in solicitations of proxies for election of directors pursuant to the Exchange Act, applicable Nasdaq listing standards, and other applicable law, (vii) written indication of the candidate’s willingness to serve if elected,

(viii) the nominating person’s name and address, (ix) the class and number of shares of Amkor stock owned by the nominating person and any other beneficial owner of such stock, and (x) a representation whether the nominating person intends, or is part of a group which intends, to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Amkor’s outstanding stock required to elect the candidate and/or otherwise to solicit proxies from stockholders in support of the nomination. Nominations for consideration at the 2023 Annual Meeting must be received by our Corporate Secretary no earlier than January 17, 2023 and no later than February 16, 2023.

Director Independence

The Board of Directors has determined that each of Messrs. Alexander, Carolin, Churchill, Liao, Morse, and Watson and Ms. McCourt is independent under the Nasdaq listing standards and SEC rules. In reaching a determination that Mr. Churchill is independent under the Nasdaq listing standards and SEC rules, the Board of Directors considered certain relationships between entities affiliated with Mr. Churchill and entities affiliated with Mr. Kim. These relationships include transactions, investments, or partnerships in which Mr. Churchill and Mr. Kim, or entities affiliated with them, have a direct or indirect financial interest. None of these relationships involved Amkor. The Board determined that Mr. Churchill satisfies the independence requirements set forth by both Nasdaq and the SEC. In reaching a determination that Mr. Morse is independent under the Nasdaq listing standards and SEC rules, the Board considered investments which Mr. Kim has in funds affiliated with an entity in which Mr. Morse has an interest. These investments do not involve Amkor. The Board determined that Mr. Morse satisfies the independence requirements set forth by both Nasdaq and the SEC.

Communications with the Board of Directors

We have a process by which our stockholders can send communications to the Board, and every effort is made to ensure that the Board or individual directors, as applicable, hear the views of our stockholders so that appropriate responses can be provided to our stockholders in a timely manner. Stockholders may communicate with the Board of Directors by writing to us at Amkor Technology, Inc., Attention: Corporate Secretary, 2045 East Innovation Circle, Tempe, Arizona 85284. Stockholders who would like their submission directed to a particular Board member may so specify, and the communication will be forwarded, as appropriate.

Corporate Governance Guidelines and Codes of Ethics

Our Board has adopted the Corporate Governance Guidelines, the Code of Business Conduct, which applies to all of our officers and employees worldwide, and the Director Code of Ethics, which applies to our directors. These documents are available on our website under the heading “Company Overview > Corporate Governance” at https://ir.amkor.com.

Board Leadership Structure

As part of its review of Amkor’s overall corporate governance practices, the Board of Directors periodically reviews its leadership structure. James J. Kim, Amkor’s founder, serves as the Executive Chairman of the Board of Directors. Amkor has a separate President and Chief Executive Officer, Giel Rutten, who is also a member of the Board of Directors. As a result of this structure, Amkor continues to benefit from Mr. Kim’s extensive experience in the semiconductor industry and management expertise based on his longstanding leadership role. Amkor also benefits from the expertise and broad management experience that our President and Chief Executive Officer, Mr. Rutten, brings to the Board.

Susan Y. Kim has served as Executive Vice Chairman of the Board since August 2020. In her current role, she assists the Chairman of the Board, presides over meetings of the Board in the absence of the Chairman, works closely with the Company’s senior executives in formulating Company strategy, and performs such other duties and responsibilities as set forth in the Bylaws or determined by the Board or the Chairman from time to time.

The Board has established the position of Lead Independent Director of the Board. The Lead Independent Director is responsible for coordinating the activities and agenda for the Board’s independent directors, serving as liaison between the Chairman and the Board’s independent directors, advising the Chairman regarding the flow of information from management necessary for the independent directors to effectively and responsibly perform their duties, consulting with the Chief Executive Officer regarding any concerns of the other directors, and such other responsibilities as set forth in the Corporate Governance Guidelines. The independent directors have designated Winston J. Churchill to serve as Lead Independent Director of the Board.

We believe this Board structure is effective for Amkor and reflects an appropriate allocation of leadership responsibilities.

Executive Sessions

Consistent with our Corporate Governance Guidelines, the non-employee directors of the Board regularly hold executive sessions. The Audit Committee, in accordance with its charter, meets separately with our Chief Financial Officer throughout the year to review our financial affairs and meets separately in sessions with our independent registered public accounting firm, internal auditors, general counsel, and other members of management at such times as the Audit Committee deems appropriate to fulfill its responsibilities under its charter. The Nominating and Governance Committee and the Compensation Committee also meet in executive session as deemed appropriate.

Risk Oversight

The Board is responsible for overseeing Amkor’s risk management process and views risk oversight as one of the important functions it performs. While the Board is ultimately responsible for risk oversight, Board committees assist the Board in administering and fulfilling this oversight responsibility through periodic meetings and discussions with management and Company advisors and report to the full Board with respect to certain categories of risk. The Board’s role in risk oversight has not affected its leadership structure.

With the assistance of the Nominating and Governance Committee, the Board has identified certain categories of risk to the Company, assigned oversight responsibility with respect to those risks to the Board as a whole, and delegated to its committees specific categories of risk based on the particular functions and responsibilities of such committees.

As part of its overall responsibility for risk oversight, the Board directly oversees, among other areas, business strategy, customer and industry trends, financial performance, liquidity and capital expenditures, operations, insurance coverage, intellectual property, cybersecurity, research and development, labor and human resources, and litigation. Senior management regularly, and at least annually, briefs the Board regarding cybersecurity and other information security matters relevant to the Company. The Audit Committee is responsible for, among other areas, reviewing the Company’s practices with respect to cybersecurity and information security and financial risk oversight, which includes overseeing risks related to financial reporting and accounting, internal controls, disaster recovery, fraud, and taxes. The Compensation Committee assesses and monitors risks related to our compensation practices and other related areas. The Nominating and Governance Committee has responsibility for oversight of risks related to, among other areas, ESG and the Company’s corporate governance policies and practices that help position the Board to effectively carry out its risk oversight responsibility.

Amkor’s management is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, and operating levels and the development of processes for mitigating these risks. At periodic meetings of the Board and its committees and in other meetings and discussion, management reports to, and seeks guidance from, the Board and its committees, as applicable, with respect to matters that could affect the Company’s risk profile, strategic plans, risk mitigation strategies, and other aspects of the Company’s business. The Board oversees and monitors management in the execution of its risk oversight role. Additionally, the Board has created a Strategic Oversight Role, the purpose of which is to provide additional strategic oversight of the management and business of the Company with respect to leadership transitions, strategic initiatives, business risk, and succession planning. The Board has appointed Mr. Tily to serve in the Strategic Oversight Role in his capacity as a director.

Annual Meeting Attendance

All directors are encouraged, but not required, to attend our annual meetings of stockholders. All of the directors who were serving on the Board at the time of the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) attended the 2021 Annual Meeting.

Certain Relationships and Related Transactions

Related Party Transactions

Since January 1, 2021, there have been no related party transactions that are required to be reported as such under SEC rules.

Review and Approval of Related Party Transactions

We have a written policy on related party transactions that governs all relationships and transactions in which we and our directors, executive officers, or their immediate family members are participants. As required under SEC rules, transactions between the Company and related persons that are determined to be directly or indirectly material to the related person must be disclosed in our proxy statement. Management is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to transactions between the Company and related parties and determining, based on the facts and circumstances, whether a related party has a direct or indirect material interest in the transaction. In addition, pursuant to the Audit Committee’s charter, the Audit Committee reviews and approves related party transactions in accordance with Nasdaq rules. In the course of its review and approval of a disclosable related party transaction, the Audit Committee considers:

•	whether the transaction is in the best interest of the Company and its stockholders;

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote regarding approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at an Audit Committee meeting.

Compensation Committee Interlocks and Insider Participation

During 2021, the Compensation Committee consisted of Messrs. Churchill, Carolin, Morse, and Watson. No member of the Compensation Committee was an officer or employee of Amkor or any of Amkor’s subsidiaries during 2021 or had any relationship requiring disclosure under SEC regulations. None of the Compensation Committee members or our executive officers has served on the board of directors or on the compensation committee of any other entity whose executive officers served on our Board of Directors or on our Compensation Committee.

Anti-Hedging, Anti-Pledging, and Clawback Policies

The Company’s policies prohibit directors, officers, and employees from engaging in hedging or derivative transactions with respect to Company securities. The policies specifically identify as prohibited transactions short sales, failing to deliver sold securities, put or call options, swaps, spread bets, collars, and forward sales contracts. The policies also prohibit placing Company securities in a margin account or pledging Company securities as collateral for a loan. In addition, the Company’s Clawback Policy allows the Company to recoup all or a portion of a participant’s award granted pursuant to the Amkor Technology, Inc. Amended and Restated Executive Incentive Bonus Plan (the “Executive Bonus Plan”) if the Company is required to restate its financial statements resulting in the financial results being reduced (such that the award or any portion thereof would not have been paid) and the Company determines that the participant engaged in intentional misconduct or fraud that resulted in such restatement.

DIRECTOR COMPENSATION

Our director compensation program is designed to attract and retain highly qualified non-employee directors and to align their interests with the long-term interests of our stockholders. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board if it determines changes are needed. The Compensation Committee periodically reviews and considers information from its independent compensation consultant regarding the amounts and type of compensation paid to non-employee directors at companies within the same peer group the Compensation Committee utilizes to assess executive compensation.

Annual Retainer and Fees

During 2021, non-employee directors received an annual cash retainer, which was paid quarterly, and certain directors received fees for serving in certain Board positions. Cash retainers and the fees are pro-rated for directors whose service lasts for less than a year. Non-employee directors also received fees for attendance at Board and committee meetings. The cash compensation structure for our non-employee directors for 2021 is set forth in the following table:

Annual Retainer for Board Members	$60,000
Additional Annual Retainers:
Lead Independent Director	$25,000
Executive Vice Chairman	$100,000
Strategic Oversight Role	$75,000
Audit Committee Chairman	$25,000
Compensation Committee Chairman	$15,000
Nominating and Governance Committee Chairman	$10,000
Fee per Board and Committee meeting attended in person (1)	$2,000
Fee per Board and Committee meeting attended telephonically (1)	$1,000

Notes

(1)

In an effort to mitigate health and safety concerns related to the Covid-19 pandemic, the Company held all meetings of the Board and its committees during 2021 by video conference. Directors were compensated for attendance at all regular meetings of the Board and its committees at the rate assigned to in-person meetings and were compensated for attendance at all special meetings at the rate assigned to telephonic meetings.

In addition to the cash retainer and fees described above, we also reimburse directors for travel and other reasonable out-of-pocket expenses incurred by them in attending Board and committee meetings. Directors who are also employees or officers of Amkor, including Mr. Kim, our Executive Chairman, and Mr. Rutten, our President and Chief Executive Officer, do not receive annual retainers or meeting fees for their service on our Board of Directors.

Equity Compensation

Upon re-election to the Board of Directors at the 2021 Annual Meeting, each non-employee director was granted an option to purchase 20,000 shares of our common stock with an exercise price equal to $19.39 per share, which was the fair market value of our common stock on the grant date, and was granted an award of time-vested restricted stock (“RSA”) having a fair market value on the grant date of $60,000, in each case, automatically under the terms of the Amkor Technology, Inc. 2021 Equity Incentive Plan (as amended, the “2021 Equity Plan”). The automatic director option grants vest, and restrictions on automatic RSA grants lapse, in full on the earlier of the first anniversary of the grant date or the date of the first annual meeting of the Company following the grant date, subject to the director’s continued service on the Board. Vested options generally remain exercisable for a period of two years following the date on which the director ceases to be a member of the Board or the tenth anniversary of the grant date, whichever is sooner. Subject to certain customary exceptions, unvested options and RSAs for which restrictions have not yet lapsed are forfeited if a director ceases to be a member of the Board of Directors. In the event of a Change in Control (as defined in the 2021 Equity Plan), the options and RSAs will be treated as the plan administrator determines, including, without limitation, with respect to the assumption or grant of a substitute award by the successor or acquiring company. If the successor or acquiring company does not either assume or provide a substitute award, each option award will immediately vest and become exercisable in full, and the restrictions on each RSA will immediately lapse.

Under our stock ownership guidelines, each non-employee director is expected to directly or indirectly own shares of our common stock equal in value to five times the annual cash retainer for non-employee directors. Each non-employee director is expected to achieve the ownership guideline within five years after the date on which such director became subject to the ownership guideline and to retain 50% of the after-tax shares of common stock acquired or retained upon the exercise of a stock option or vesting of an RSA until such director satisfies the stock ownership guidelines. As of December 31, 2021, all of our non-employee directors either owned more than the minimum level of our common stock or were otherwise in compliance with the stock ownership guidelines.

Director Compensation Table

The following table shows compensation information for our Executive Chairman and non-employee directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(5)	Option Awards ($)(3)(4)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
James J. Kim, Executive Chairman (1)	820,000	983,878	—	1,660,500	1,647,000(6)	5,111,378
Susan Y. Kim, Executive Vice Chairman	175,000	60,000	190,782	—	—	425,782
Douglas A. Alexander	100,000	60,000	190,782	—	—	350,782
Roger A. Carolin	133,000	60,000	190,782	—	—	383,782
Winston J. Churchill, Lead Independent Director	157,000	60,000	190,782	—	—	407,782
Daniel Liao	99,000	60,000	190,782	—	—	349,782
MaryFrances McCourt	105,000	60,000	190,782	—	—	355,782
Robert R. Morse	108,000	60,000	190,782	—	—	358,782
Gil C. Tily	181,000	60,000	190,782	—	—	431,782
David N. Watson	96,000	60,000	190,782	—	—	346,782

Notes

(1)

Mr. Kim is an employee and is compensated for his services as our Executive Chairman of the Board as an employee, rather than as a non-employee director. He does not earn fees for his service as a member of the Board. His compensation is approved annually by the Compensation Committee. Mr. Kim’s 2021 non-equity incentive compensation opportunity was based on the same performance criteria approved by the Compensation Committee for our executive officers, as described below in the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”). Mr. Kim received an equity award consisting of time-vested restricted stock units (“RSUs”) and performance-vested restricted stock units (“PSUs”) in 2021 in connection with his service as an employee and is also provided health and welfare benefits generally available to our employees.

(2)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of RSAs, RSUs, and PSUs granted during the year ended December 31, 2021, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock

Compensation (“FASB ASC 718”), which is derived using the closing price of our common stock on the date of grant and excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 18, 2022 (the “Form 10-K”) and are incorporated by reference herein. For a description of the vesting schedule relating to the RSUs awarded to Mr. Kim and the RSAs awarded to all other directors, please refer to the CD&A and the “Director Compensation—Equity Compensation” sections of this proxy statement, respectively. For the PSUs awarded to Mr. Kim, the valuation was based upon a 100% attainment, which represents the probable outcome of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The value of the 2021 PSU awards at the grant date for Mr. Kim, assuming that the highest level of the performance conditions will be achieved, was $1,476,482. The amounts for the RSUs and PSUs reported in the table above reflect the accounting expense for these awards on the grant date and do not correspond to the actual value, if any, that will be recognized by Mr. Kim. The values for the RSUs and PSUs awarded to Mr. Kim and included in the Stock Awards column also reflect that, pursuant to the terms and conditions of the applicable equity award agreements, he does not have any dividend equivalent rights with respect to such RSUs and PSUs.

(3)

The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards for the year ended December 31, 2021, calculated in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 to our Consolidated Financial Statements included in the Form 10-K and are incorporated by reference herein. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts for the options reported in the table above reflect the accounting expense for these awards and do not correspond to the actual value, if any, that will be recognized by the grantee.

(4)

For 2021, stock options were granted on May 18, 2021 with an exercise price of $19.39, the closing price of our common stock on the date of grant. The options will become fully exercisable on the earlier of (i) the first anniversary of the grant date or (ii) the date of the Annual Meeting.

(5)

Under our 2021 non-employee director compensation program and upon re-election, non-employee directors received an annual grant of 20,000 stock options and RSAs having a fair market value on the grant date of $60,000. As compensation for his service as an employee, Mr. Kim received 10,893 RSUs and 32,680 PSUs in 2021. Total stock options outstanding as of December 31, 2021 for Amkor’s directors (other than Mr. Rutten, whose compensation information is provided in the Summary Compensation Table) are as follows: Mr. Kim — 450,000; Ms. Kim — 145,000; Mr. Alexander — 84,657; Mr. Carolin — 160,000; Mr. Churchill — 80,000; Mr. Liao — 60,000; Ms. McCourt — 20,000; Mr. Morse — 180,000; Mr. Tily — 40,000; and Mr. Watson — 160,000. Total stock awards outstanding, all of which were in the form of RSAs, held by Amkor’s non-employee directors as of December 31, 2021 are as follows: Ms. Kim — 3,094; Mr. Alexander — 3,094; Mr. Carolin — 3,094; Mr. Churchill — 3,094; Mr. Liao — 3,094; Ms. McCourt — 3,094; Mr. Morse — 3,094; Mr. Tily — 3,094; and Mr. Watson — 3,094. As of December 31, 2021, Mr. Kim held 10,799 RSUs and 32,680 PSUs.

(6)

This amount reflects reimbursements by the Company for certain personal travel expenses by Mr. Kim and his family in accordance with Company policy, as approved by the Compensation Committee. This reimbursement is calculated based on actual expenses incurred. This amount also includes fees in the amount of $1,479,644 paid by the Company during 2021 to engage independent security personnel for Mr. Kim and his family in order to address specific safety concerns arising out of his position as Executive Chairman of the Board. The security measures provided to Mr. Kim and his family, the cost and scope of which we believe were necessary and appropriate, were overseen by the Chairman of the Nominating and Governance Committee and were taken for the Company’s benefit because of the importance of Mr. Kim to the Company. The Company does not consider such security costs to be personal benefits since these costs arise from the nature of Mr. Kim’s employment by the Company. However, SEC regulations require security costs to be reported as personal benefits.

Non-Employee Director Compensation Policy

On February 8, 2022, in connection with its periodic evaluation of our director compensation program, the Compensation Committee adopted the Amkor Technology, Inc. Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Under the Director Compensation Policy, the equity award component for non-employee director compensation, which previously provided to each non-employee director options to purchase 20,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the grant date and RSAs having a fair market value on the grant date of $60,000, was replaced with a single equity award of RSUs with a fair market value on the grant date of $175,000. The Compensation Committee determined that a single equity award of RSUs as set forth in the Director Compensation Policy would be consistent with the transition to full-value awards for executives in 2021 and that it was worthwhile to transition to a fixed annual value that would fluctuate less with stock price than the fixed share option design. The Director Compensation Policy also provided for an increase in the annual cash retainer for the Executive Vice Chairman role from $100,000 to $150,000. Except as noted above, the Director Compensation Policy is similar in all material respects to the 2021 compensation program for non-employee directors.

EXECUTIVE OFFICERS

The name, age, position, and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of April 1, 2022 is set forth below.

Name	Age	Position
Giel Rutten	64	President and Chief Executive Officer
Megan Faust	48	Executive Vice President, Chief Financial Officer, and Treasurer
Farshad Haghighi	59	Executive Vice President, Worldwide Sales
Mark N. Rogers	56	Executive Vice President, General Counsel, and Corporate Secretary
Steve Shin	59	Executive Vice President, Worldwide Manufacturing

Giel Rutten.    For a brief biography on Mr. Rutten, please see “Proposal One — Election of Directors.”

Megan Faust.    Megan Faust has served as our Executive Vice President and Chief Financial Officer since November 2019, was appointed Treasurer in February 2022, and served as Corporate Vice President and Chief Financial Officer from September 2016 to November 2019. Previously, Ms. Faust served as the Company’s Senior Vice President, Corporate Controller from March 2013 to September 2016 and in various other roles in the Finance Department since joining the Company in 2005. Prior to joining the Company, Ms. Faust served as an auditor with KPMG LLP for 10 years. Ms. Faust has also served on the board of directors of Rogers Corporation since December 2020. She holds an M.B.A. from Arizona State University and a Bachelor’s degree in Accountancy from Northern Arizona University and is a Certified Public Accountant in the State of Arizona.

Farshad Haghighi.    Farshad Haghighi has served as our Executive Vice President, Worldwide Sales since October 2021. Before being promoted to his current role, he served as our Corporate Vice President, West Region Sales from March 2018 to October 2021. Previously, Mr. Haghighi served as Corporate Vice President of U.S. Fabless Sales from January 2011 to March 2018, Senior Vice President of Western Sales from 2010 to 2011, and in various other sales management and engineering positions since joining Amkor in 1994. Mr. Haghighi has over 35 years of industry experience in semiconductor package, process, and manufacturing engineering, sales, and sales management, including with National Semiconductor Corporation and Fairchild Semiconductor Corporation. Mr. Haghighi holds a Bachelor of Science degree in Electrical Engineering from San Jose State University.

Mark N. Rogers.    Mark N. Rogers was appointed Executive Vice President, General Counsel, and Corporate Secretary in June 2019. Mr. Rogers has more than 30 years of corporate legal and transaction experience, including more than four years at ON Semiconductor Corporation, where he served most recently, from February 2017 to June 2019, as Senior Vice President, Assistant General Counsel, and Assistant Corporate Secretary. Mr. Rogers’ work experience also includes more than 11 years with Insight Enterprises, Inc., from April 2003 through December 2014, as Associate General Counsel and in other positions in the law department. Mr. Rogers holds an A.B. in History and an A.B. in French Civilization from Brown University and a J.D. from New York University School of Law.

Steve Shin.    Steve Shin was appointed as our Executive Vice President, Worldwide Manufacturing of Amkor Technology Korea, Inc. in March 2021 and has served in various manufacturing and operations positions within Amkor for more than 20 years. Prior to assuming his current role, Mr. Shin served as Corporate Vice President, Corporate Manufacturing and Corporate Procurement from March 2019 to March 2021. Previously, Mr. Shin served as Corporate Vice President and Head of Amkor’s Corporate Manufacturing Center from January 2017 to March 2019. Since joining Amkor in 2001, Mr. Shin has also served as Senior Vice President, Procurement, PC, IE, Facility, and Logistics of Amkor Assembly & Test (Shanghai) Co., Ltd. Mr. Shin has more than 30 years of experience in the electronics and semiconductor industry, and he holds a Bachelor’s degree in Electronic Materials Science from the University of Inha in Korea.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The CD&A contains material information regarding our executive compensation program and explains the material factors underlying disclosures that are contained in this proxy statement with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, and our three most highly-compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) for the year ended December 31, 2021 (collectively, “NEOs”), each of whom is identified below:

Name	Position Held
Giel Rutten	President and Chief Executive Officer
Megan Faust	Executive Vice President and Chief Financial Officer
Farshad Haghighi (1)	Executive Vice President, Worldwide Sales
Mark N. Rogers	Executive Vice President, General Counsel, and Corporate Secretary
John C. Stone (2)	Former Executive Vice President, Chief Sales Officer

Notes

(1)	Mr. Haghighi was promoted to Executive Vice President, Worldwide Sales, effective October 1, 2021.

(2)

In connection with his planned retirement from the Company on March 31, 2022 (the “Retirement Date”), Mr. Stone stepped down from his position as Executive Vice President, Chief Sales Officer of the Company on October 1, 2021 but remained an Executive Vice President through the Retirement Date.

In addition to providing compensation information for 2021 for the NEOs listed above, certain sections of this CD&A contain 2021 compensation information for our Executive Chairman, James J. Kim, where appropriate. Mr. Kim is an employee of the Company, but he is not an executive officer of the Company.

Executive Summary

The primary objectives of our executive compensation program are to attract highly qualified individuals for positions of substantial responsibility and to provide incentives for them to perform to the best of their abilities to promote the success of our business and build long-term value for our stockholders. The outsourced semiconductor packaging and test market is very competitive. To compete effectively, we need key senior management with the talent, leadership, and commitment to manage and operate our business, develop effective business strategies, differentiate our products and services, and anticipate and respond effectively to new challenges. To achieve these objectives, we offer a competitive compensation package consisting primarily of base salary, performance-based annual cash bonus opportunities, and equity-based awards.

In determining the compensation of our NEOs for 2021, the Compensation Committee considered the tenure of the NEOs in their current roles, individual performance, the economic environment, the uncertainty arising from the Covid-19 pandemic, the Company’s outlook for 2021, the Company’s financial results, the highly competitive nature of the Company’s industry, and compensation data provided from time to time by the Compensation Committee’s independent compensation consultant. The Compensation Committee recognizes the need to attract, retain, and motivate a team of highly qualified and dedicated senior executives who are critical to the long-term success of the Company.

The Compensation Committee also considers the results of the Company’s advisory vote regarding the compensation of our NEOs, which is held on an annual basis consistent with the preference expressed by our stockholders. The overwhelming majority of our stockholders approved the compensation of our 2020 named executive officers at the 2021 Annual Meeting, with more than 80% of the votes cast being in favor of approval. We view the result of this non-binding vote as an indication that our stockholders are generally supportive of our executive compensation program and policies.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program guide our Compensation Committee in designing pay packages with a mix of fixed and variable compensation to enable the Company to recruit, motivate, and retain key executives while maintaining a competitive cost structure. The Compensation Committee reviews proposed compensation packages with our Chief Executive Officer in determining compensation packages for our key executives (other than our Chief Executive Officer). The Compensation Committee and Chief Executive Officer also consult with the Executive Chairman in determining compensation packages.

Given the competitive and highly cyclical nature of our business, the Compensation Committee retains the flexibility to design an executive compensation structure that allows for a mix of cash, equity, and other forms of compensation (e.g., benefits), which meets the overall objectives of our executive compensation program. The Compensation Committee does not target short-term versus long-term and cash versus non-cash compensation at a specific percentage of a NEO’s overall compensation opportunity. Instead, the Compensation Committee retains the flexibility to allocate compensation opportunities within these categories as it deems appropriate to achieve our overall compensation objectives.

Historically, the Compensation Committee and our Chief Executive Officer, in consultation with our Executive Chairman, have evaluated and monitored the effectiveness of our overall executive compensation arrangements on an ongoing basis. The Compensation Committee retains F.W. Cook to assist with reviewing the Company’s compensation structure for executives, including the standard elements of base salary, performance-based annual cash bonuses, and equity incentive programs, and the selection of comparison companies for providing data to be used when evaluating our executive compensation arrangements. The Compensation Committee has considered the data provided by its compensation consultant from time to time as part of its determination of whether the overall level of compensation for each of our NEOs is reasonable in light of market conditions. The Compensation Committee does not use the data to establish any element of compensation at a particular benchmark or percentile level.

The Compensation Committee reviews and approves the compensation for our executive officers, including our Chief Executive Officer. It is the practice of the Compensation Committee to review with the other independent directors and the Executive Chairman our Chief Executive Officer’s compensation. In setting our executive officers’ overall compensation, the Compensation Committee generally considers a variety of factors related to the Company’s performance, including in the case of our 2021 annual bonus program for executives, projections for continued growth in 2021, the Company’s strong performance in 2020, and balancing incentives for revenue with incentives for operating income.

In 2021, the Compensation Committee began a shift away from stock options and toward the use of a mix of PSUs and RSUs in our long-term incentive program, with a focus on PSUs, in order to provide our executives and other key employees with incentives that are more closely aligned with the Company’s key priorities. Other factors typically considered by the Compensation Committee include the achievement of financial and operating business objectives, our fiduciary and corporate responsibilities, competitive practices and trends, regulatory requirements, and individual performance.

Compensation of our Chief Executive Officer

As previously disclosed, in recognition of Mr. Rutten’s achievements in driving Company performance and stockholder value and the Board’s desire to retain Mr. Rutten as President and Chief Executive Officer, the Company entered into an employment offer letter with Mr. Rutten in June 2020 setting forth the terms of his employment (the “Rutten Agreement”). The Compensation Committee and Executive Chairman considered a number of factors when evaluating Mr. Rutten’s compensation, including providing an appropriate incentive for his service and performance going forward. The material elements of the Rutten Agreement are summarized below.

Base Salary.    Mr. Rutten’s base salary is periodically adjusted at the discretion of the Board. Effective January 1, 2021, his base salary was $850,000, which remained unchanged from the prior year.

Annual Incentive Bonus. Subject to the terms and conditions of the Executive Bonus Plan, Mr. Rutten is eligible each year for a cash bonus with a target amount equal to 135% of his then-current salary.

Equity Awards.    As part of Mr. Rutten’s 2021 annual compensation package, he was granted an RSA of 50,000 shares. The RSA will vest in 10 equal quarterly installments at the rate of 5,000 shares per quarter, beginning with the initial vesting on April 30, 2021 and ending with the final vesting on July 30, 2023. In the event of a Change in Control (as defined in the Amkor Technology, Inc. Second Amended and Restated 2007 Equity Incentive Plan (as amended, the “2007 Equity Plan”)), each RSA will be treated as the plan administrator determines in accordance with the 2007 Equity Plan. If the successor or acquiring company does not assume or provide a substitute for the awards, the RSAs will fully vest in connection with such Change in Control. The Compensation Committee set Mr. Rutten’s equity compensation after consideration of the value of his previous equity awards and his performance during 2020 as the Chief Executive Officer of the Company.

Severance Terms.    Upon termination of Mr. Rutten’s employment by the Company without “cause” or by Mr. Rutten for “good reason,” each as defined in the Rutten Agreement, subject to the execution and non-revocation of a release of all claims against the Company, and subject to Mr. Rutten abiding by the terms of certain restrictive covenants, Mr. Rutten will be entitled to: continuation of his then-current base salary for an 18-month period; a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination; and payment of health insurance premiums for up to 18 months.

Other Benefits.    Mr. Rutten is eligible for housing-related benefits associated with his posting in Singapore, executive health insurance coverage, and participation in various other employee benefit plans and programs, as in effect from time to time, on the same terms and conditions as apply to the Company’s executive officers or Singapore-based personnel generally.

At-Will Employment.    Mr. Rutten’s employment with the Company is on an at-will basis.

Risk Assessment

The Compensation Committee has reviewed and evaluated the Company’s executive compensation and general compensation policies and practices. As part of that process, the Compensation Committee evaluated whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considered a number of factors, including the key components of the Company’s compensation programs and the relative weighting of those components as part of overall compensation, as well as the considerations enumerated by the SEC. The Compensation Committee also considered that base salary, which represents a meaningful portion of each executive’s overall compensation opportunity, is not performance-based and, based on information provided by the Company’s compensation consultant, determined that the total compensation of the Company’s executives is within market norms. Prior to the Compensation Committee’s review, members of the executive management team (in consultation with the Company’s outside legal counsel) also reviewed the Company’s compensation policies and practices and considered whether those policies and practices are likely to encourage inappropriate risk-taking by executives or other employees. Based on the foregoing, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our Compensation Program Rewards Individual and Company Performance

Our compensation program is designed to reward high levels of performance at the company and individual levels. Our key executive incentive compensation components currently consist of cash bonuses and equity grants, both of which are designed to reward our company-wide performance and superior individual performance. In addition, given the volatility of our industry and the impact that volatility has on our variable pay, we strive to provide competitive base salaries in order to ensure a baseline level of stable income and health and welfare benefits in order to promote the well-being of our executives.

Our Chief Executive Officer reviews the performance of each of his direct reports on an ongoing basis. Based on this continual assessment of performance, our Chief Executive Officer makes recommendations regarding the compensation (other than his own) of our executive officers.

Our compensation program is designed to reward performance rather than longevity of service. We do not maintain a pension program for our U.S.-based executives. Our U.S.-based NEOs are eligible to participate in the 401(k) Plan, which is generally available to U.S. employees. All salary increases and non-benefit related compensation other than base salary are structured in a manner that rewards performance, not length of service.

Our long-term incentive program has historically consisted of grants of stock options, RSUs, and RSAs that vest over time. The intrinsic nature of a stock option is that it will only provide value to the executives to the extent our stock price increases over the life of the stock option. RSAs and RSUs provide a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term stockholder value through appreciation in the Company’s stock price. In 2021, in an effort to strengthen the link between executive pay and Company performance, the Compensation Committee began granting PSUs that were designed to reward executives for achievement of the Company’s long-term performance goals. The PSUs allow up to a 200% target payout based on the degree to which a basic cumulative earnings per share (“EPS”) performance goal is achieved for performance during the two-year performance period beginning January 1, 2021 and ending December 31, 2022 (the “Performance Period”). The Company believes that increasing EPS will benefit stockholders with price growth or other capital returns. For a detailed discussion of the EPS performance goal for the PSUs awarded in 2021, please refer to the Grants of Plan-Based Awards Table.

Elements of our Compensation Program

The Company provides two main types of compensation: fixed compensation and variable compensation. Fixed elements of compensation are not correlated directly to any measure of the Company’s performance and include such items as base salary, 401(k) Plan matching contributions, health and welfare benefits, and limited perquisites and supplemental benefits. Variable elements of compensation are based on performance and include such items as annual performance bonuses and equity awards in the form of stock options, RSAs, RSUs, PSUs, or other equity-based incentives. Although the Company does not have a policy obligating us to provide severance benefits to terminated executives or employees (other than pursuant to the Rutten Agreement), the Company has provided severance benefits to certain executives and other employees on a discretionary basis.

Base Salary

The Compensation Committee believes that the primary purpose of base salaries is to provide a stable source of income in order to attract and retain key executives. We also use base salary increases to reward high performing executives and to recognize increases in the scope of an individual’s responsibilities. We seek to set base salaries at a level that is sufficient to be attractive to current and prospective executives. The primary factors we consider when setting base salaries include the experience and expertise of the individual, the value of the position to our organization and ongoing strategy, the competitive market environment, internal equity considerations, and the input of our Chief Executive Officer (with respect to other NEOs) and our Executive Chairman.

Upon Mr. Rutten’s promotion to CEO in June 2020, the Compensation Committee increased his base salary to $850,000 based on his industry experience, tenure with the Company, and the salary of his predecessor, whose salary reflected long tenure in the role. In light of this mid-year base salary increase, the Compensation Committee decided not to increase Mr. Rutten’s base salary for 2021. In February 2021, the Compensation Committee approved salary increases for our other NEOs as follows: Ms. Faust’s base salary was increased from $450,000 to $550,000; Mr. Rogers’ base salary was increased from $500,000 to $520,000; and Mr. Stone’s base salary was increased from $550,000 to $570,000. In addition, in February 2021, Mr. Haghighi’s base salary was increased from $402,954 to $419,000. In connection with Mr. Haghighi’s promotion to Executive Vice President, Worldwide Sales on October 1, 2021, his base salary was further increased to $500,000 in light of the increased responsibilities associated with his new role.

In February 2022, the Compensation Committee approved salary increases for certain of our NEOs as follows: Mr. Rutten’s base salary was increased from $850,000 to $950,000; Ms. Faust’s base salary was increased from $550,000 to $590,000; Mr. Rogers’ base salary was increased from $520,000 to $540,000; and Mr. Haghighi’s base salary was increased from $500,000 to $525,000.

Annual Incentive Opportunities

We have generally paid cash bonuses to our executives based on the executive’s performance and our financial results. Cash bonuses, if any, are typically paid in the year following the year during which performance was measured. The primary purpose of cash bonuses is to focus the attention of key executives on our operational and financial performance. In addition, our cash bonus program allows us to set individual and Company-wide goals that are viewed as critical to our overall success on an ongoing basis. This provides us with the flexibility to adapt our focus and goals as business priorities and executives’ roles change over time. Bonuses are paid to executives with respect to the financial performance goals for a given year only if the performance goals approved by the Compensation Committee are achieved. Furthermore, even if such performance goals are achieved, the Compensation Committee retains the discretion to reduce an executive’s earned bonus based on such factors as it determines relevant.

Bonus opportunities and related performance targets for the NEOs for 2021 were established by the Compensation Committee under the Executive Bonus Plan in February 2021. In setting the target bonus opportunities for 2021, the Compensation Committee considered, among other factors, alignment of executive compensation with creation of stockholder value, the Company’s anticipated growth in 2021 following the macroeconomic downturn resulting from the Covid-19 pandemic during 2020, and balancing incentives for revenue with incentives for operating income. For 2021, the Executive Bonus Plan provided each participant with a target bonus amount that could be earned based on achievement of goals for the following performance measures: (i) Revenue (weighted at 35%); (ii) Operating Income (weighted at 35%); and (iii) Discretionary/Individual Performance (weighted at 30%). For purposes of the Executive Bonus Plan, the Revenue and Operating Income were determined based on net sales and operating income (as defined under U.S. generally accepted accounting principles (“GAAP”)), respectively, as reported in our audited consolidated financial statements, to be adjusted for extraordinary items such as legal settlements and accruals, sales, costs, and other charges associated with mergers and acquisitions, and other items as approved by the Compensation Committee.

The following table sets forth the target bonus levels for 2021.

Name	Target Bonus as a Percentage of Base Pay
James J. Kim	135%
Executive Chairman (1)
Giel Rutten	135%
President and Chief Executive Officer
Megan Faust	75%
Executive Vice President and Chief Financial Officer
Farshad Haghighi (2)	75%
Executive Vice President, Worldwide Sales
Mark N. Rogers	75%
Executive Vice President, General Counsel, and Corporate Secretary
John C. Stone (3)	75%
Former Executive Vice President, Chief Sales Officer

Notes

(1)

While Mr. Kim is an employee, he is not an executive officer. He has been included here because his incentive compensation for 2021 was established based on the same performance criteria approved by the Compensation Committee for our executive officers.

(2)

The target bonus percentage included in the table above was Mr. Haghighi’s target bonus percentage for the fourth quarter of 2021. For the first quarter of 2021 through the third quarter of 2021, Mr. Haghighi’s target bonus percentage was 50%.

(3)

In connection with his planned retirement from the Company on the Retirement Date, Mr. Stone stepped down from his position as Executive Vice President, Chief Sales Officer of the Company on October 1, 2021 but remained an Executive Vice President through the Retirement Date.

With respect to each of the Revenue and Operating Income performance measures under the Executive Bonus Plan for 2021:

•	a threshold, target, and maximum level of performance was established;

•	no payout would be made with respect to such performance measure unless the threshold level of performance was exceeded;

•	100% of the target bonus amount would be paid if the target level of performance was achieved; and

•	150% of the target bonus amount would be paid if the maximum level of performance was achieved or exceeded.

With respect to the Individual Performance measure under the Executive Bonus Plan, an attainment percentage between 0% and 150% was assigned to each NEO based on the NEO’s individual performance during 2021.

For 2021, a NEO’s bonus under the Executive Bonus Plan was calculated based on the following formula:

[Base Salary] x [Target Bonus %] x [(Revenue Attainment % x 35%) + (Operating Income Attainment % x 35%) + (Individual Performance Attainment % x 30%)] = [Bonus Payout]

For 2021, the threshold performance goal for the Revenue performance measure under the Executive Bonus Plan was $5,200 million in net sales, the target was $5,600 million in net sales, and the maximum level of performance was $5,900 million in net sales. The Operating Income threshold performance goal was $475 million, the target was $550 million, and the maximum level of performance was $700 million.

A similar scale of 0% to 150% was set for the Individual Performance measure. The Revenue, Operating Income, and Individual Performance measures operated independently. In the event that the attainment for any performance measure was greater than the threshold but less than the target, or greater than the target but less than the maximum, the payout for such measure would be pro-rated on a straight-line basis. In all events, under the Executive Bonus Plan, the payout for each performance measure was capped at 150%, and participants were capped at an aggregate bonus equal to 150% of their target bonus amount. In February 2022, the Compensation Committee confirmed the Revenue attainment for 2021, which was $6,138 million in net sales, and the Operating Income attainment for 2021, which was $763 million. The attainment for each of these performance measures exceeded the maximum level of performance established by the Compensation Committee, resulting in a maximum payout of 150% for each of the Revenue and Operating Income performance measures in accordance with the pre-established payout formula. The Compensation Committee also considered the individual performance of each of our NEOs and Mr. Kim during 2021. In light of the Company’s achievement of several significant financial milestones during 2021 and its progress on the development and launch of a new factory in Vietnam and other key strategic initiatives despite the ongoing challenges posed by the Covid-19 pandemic, the Compensation Committee determined that achievement of the Individual Performance measure for each of our NEOs and Mr. Kim should be set at 150% for 2021. As a result of these considerations, based on the level of achievement in 2021 and in accordance with the pre-established payout formula, the Compensation Committee approved bonuses for the NEOs and Mr. Kim as set forth below:

Name	2021 Target Bonus	2021 Actual Bonus	2021 Actual Bonus (as % of Target)
James J. Kim	$1,107,000	$1,660,500	150%
Giel Rutten	$1,147,500	$1,721,250	150%
Megan Faust	$412,500	$618,750	150%
Farshad Haghighi (1)	$375,000	$376,863	150%
Mark N. Rogers	$390,000	$585,000	150%
John C. Stone	$427,500	$641,250	150%

Notes

(1)

The 2021 Actual Bonus for Mr. Haghighi under the Executive Bonus Plan was pro-rated at a 150% attainment level based on a target bonus percentage of 50% for the first quarter of 2021 through the third quarter of 2021 and a target bonus percentage of 75% for the fourth quarter of 2021.

2022 Bonus Plan

In February 2022, the Compensation Committee approved an increase in the maximum bonus attainment percentage under the Executive Bonus Plan with respect to each performance measure and the overall opportunity from 150% to 200%. The change was made to align with market practices and to recognize the exceptional level of performance that would be required to achieve the 2022 performance goals. Except for this change to the maximum potential earnout for significant outperformance, the design and structure of the 2022 bonus program is otherwise unchanged from the prior year.

Long-Term Incentive Compensation

The Company has granted equity-based awards to executives from time to time, typically in the form of stock options, RSAs, RSUs, or PSUs. The primary purpose of granting equity-based awards is to align our executives and stockholders with a common goal of long-term stockholder value creation. The Compensation Committee believes that stock options issued with exercise prices equal to fair market value on the date of grant that have a time-based vesting requirement can be an effective retention and incentive tool because the stock options only produce value to the extent that the executive continues to be employed by us and the stock price increases, which in turn creates value for all stockholders. The Compensation Committee also believes that RSAs, RSUs, and PSUs provide a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term stockholder value through appreciation in the Company’s stock price or other appropriate performance measures.

The Chief Executive Officer typically consults with other senior executive officers, the Chairman of the Compensation Committee, and our Executive Chairman regarding his recommendations for long-term incentive awards to our executive officers (other than the Chief Executive Officer). The Compensation Committee, with the assistance of data provided periodically by its compensation consultant, reviews the recommendations from the Chief Executive Officer and makes awards as it deems appropriate. Although a number of factors are considered, equity awards granted to our executive officers are determined on a case-by-case and discretionary basis, rather than pursuant to a formula. Factors considered include individual performance potential, retention, and competitive market-based compensation packages. Awards are typically granted to our executive officers each February and may also be granted at other times during the year, such as in connection with a promotion or when a newly hired executive begins employment with the Company. The number of shares underlying equity awards granted to our Chief Executive Officer and the frequency of grants to him are determined in the discretion of the Compensation Committee. It is the practice of the Compensation Committee to review such grants to the Chief Executive Officer with the other independent members of the Board and the Executive Chairman.

In 2021, the Compensation Committee began a shift away from stock options and toward the use of a mix of PSUs and RSUs, with a focus on PSUs, in order to provide our executives and other key employees with incentives that are more closely aligned with the Company’s key priorities. On February 11, 2021, the Compensation Committee granted PSUs and RSUs under the 2007 Equity Plan to our Executive Chairman and our NEOs as follows: Mr. Kim, 32,680 PSUs and 10,893 RSUs; Ms. Faust, 22,876 PSUs and 7,625 RSUs; Mr. Haghighi, 8,170 PSUs and 2,723 RSUs; Mr. Rogers, 19,608 PSUs and 6,536 RSUs; and Mr. Stone, 19,608 PSUs and 6,536 RSUs. For each of our Executive Chairman, Ms. Faust, Mr. Haghighi, Mr. Rogers, and Mr. Stone, the aggregate value of the equity award was allocated as 75% PSUs and 25% RSUs to emphasize the performance-based element that aligns with the two-year EPS goal underlying the PSUs. The Compensation Committee believes that the allocation between these two forms of equity awards provide a reasonable balance between performance-based and retention incentives. The PSUs and RSUs awarded to each of Ms. Faust, Mr. Haghighi, Mr. Rogers, and Mr. Stone in 2021 each represent an agreement by the Company to issue, if and when the relevant award conditions are met and subject to the terms and conditions of the applicable award agreements and the 2007 Equity Plan, one share of the Company’s common stock for each unit (or alternatively, to pay to the grantee an amount in cash equal to the value of one share of common stock for each unit). In addition, on February 11, 2021, the Compensation Committee granted Mr. Rutten 50,000 RSAs under the 2007 Equity Plan.

2021 PSUs. Under the Company’s form of award agreement for PSUs issued to our Executive Chairman, Ms. Faust, Mr. Haghighi, Mr. Rogers, and Mr. Stone in February 2021 under the 2007 Equity Plan (the “PSU Award Agreement”), the number of PSUs which the recipient ultimately receives will be determined based on the achievement of a performance goal based on the Company’s EPS for the Performance Period. EPS was chosen as a performance goal to require ongoing profit growth, which will require both revenue growth and cost control to achieve, and is set higher than prior performance to require profit growth. The Company believes that increasing EPS will benefit stockholders with price growth or other capital returns. The attainment percentage for the PSU awards can range from 0% to 200% of the stated amount of PSUs, with the final amount to be determined no later than March 31, 2023, and receipt is subject to the recipient’s continued employment through the date of determination. For a detailed discussion of the EPS performance goals for the 2021 PSUs, please refer to the Grants of Plan-Based Awards Table. For a discussion of the material post-employment compensation provisions under the PSU Award Agreement, please refer to the “Employment, Severance, and Change in Control Arrangements” section of this proxy statement.

2021 RSUs. Under the Company’s form of award agreement for RSUs issued to our Executive Chairman, Ms. Faust, Mr. Haghighi, Mr. Rogers, and Mr. Stone in February 2021 under the 2007 Equity Plan (the “RSU Award Agreement”), the RSUs granted will vest in four equal installments beginning on February 11, 2022 and ending on February 11, 2025, subject to the recipient’s continued employment with the Company at the time of vesting. For a discussion of the material post-employment compensation provisions under the RSU Award Agreement, please refer to the “Employment, Severance, and Change in Control Arrangements” section of this proxy statement.

2021 RSA. In February 2021, Mr. Rutten was granted an RSA of 50,000 shares under the 2007 Equity Plan. Subject to the terms of the award agreement, the RSA will vest in ten equal quarterly installments, at the rate of 5,000 shares per quarter, beginning with the initial vesting on April 30, 2021 and ending with the final vesting on July 30, 2023. Pursuant to Mr. Rutten’s award agreement, any shares not vested at the time that Mr. Rutten terminates his service with the Company will be forfeited.

Timing of Grants. The Compensation Committee has not granted, nor does it intend in the future to grant, stock options to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, discretionary stock option grants may not be made during certain “blackout” periods established in connection with the public release of earnings information. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

2021 Equity Plan. At the 2021 Annual Meeting, our stockholders approved the 2021 Equity Plan, which replaced the 2007 Equity Plan. The 2021 Equity Plan previously had been approved, subject to stockholder approval, by our Board of Directors. The 2021 Equity Plan provides for the grant of the following types of incentive awards: (i) stock options; (ii) RSAs; (iii) RSUs; (iv) stock appreciation rights; (v) PSUs and performance shares; and (vi) other stock or cash awards. Those eligible for awards include employees, directors, and consultants who provide services to Amkor and its subsidiaries. The 2021 Equity Plan is described in further detail in our definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2021.

2022 Long-Term Incentive Awards. In February 2022, the Compensation Committee issued long-term incentive awards to our Executive Chairman and the NEOs pursuant to the 2021 Equity Plan in the form of RSUs and PSUs. Under the standard form award agreements, in the event of a Change in Control (as defined in the 2021 Equity Plan), accelerated vesting of the applicable RSUs and PSUs would occur where: (i) the successor company does not assume or substitute all obligations with respect to such equity award; or (ii) the successor company assumes or substitutes all obligations with respect to such equity award and the grantee’s employment is terminated by the Company for any reason other than for Cause (as defined in the 2021 Equity Plan) or by the grantee for Good Reason (as defined in the 2021 Equity Plan). The design, terms, and conditions of the 2022 long-term incentive awards were otherwise materially consistent with the equity awards granted in the prior year.

Post-Termination Compensation

Although we do not have a policy obligating us to provide severance benefits to terminated executives or employees, the Company has provided severance benefits to certain executives and other employees on a discretionary basis. As described above, Mr. Rutten’s compensation arrangement includes a provision regarding severance benefits payable upon his termination of employment under certain circumstances, and the equity award agreements for our other NEOs provide for accelerated vesting of the underlying Company securities in the event of the applicable NEO’s termination of employment under certain specified conditions. The post-termination compensation for our NEOs is described further in the “Employment, Severance, and Change in Control Arrangements” and “Potential Payments Upon Termination or Change in Control” sections of this proxy statement.

Rationale for Post-Termination Compensation Arrangements

Given the uncertainty inherent in change in control transactions, the Compensation Committee believes that it is in the best interests of our stockholders for management to have the opportunity to earn additional compensation upon the successful completion of a change in control transaction. With the added security that comes with change in control arrangements, management may be less inclined to resist change in control transactions that are in the best interests of our stockholders. The Compensation Committee also believes that the notice period required under the award agreements promotes a smooth and orderly transition of responsibilities to the successor of a NEO.

Our equity award agreements generally provide for partial (in the case of PSUs) or full (in the case of all other equity awards) vesting of underlying equity awards in the event of a NEO’s death or disability. Similarly, the RSU Award Agreement and PSU Award Agreement provide for partial vesting of underlying equity awards in the event of a NEO’s retirement, which is intended to incentivize NEOs to continue their service with the Company beyond the date that they might otherwise retire. The Compensation Committee approved these provisions to recognize the unique impact of the leadership decisions made by our NEOs on the long-term direction of the Company.

Departure of Mr. Stone

In connection with his planned retirement from the Company on the Retirement Date, on October 1, 2021, Mr. Stone stepped down from his position as Executive Vice President, Chief Sales Officer of the Company but remained an Executive Vice President through the Retirement Date. Under the Separation and Release Agreement entered into between Mr. Stone and the Company in connection with his retirement (the “Stone Agreement”), Mr. Stone will receive: (i) continued base salary for a period of 15 months after the Retirement Date; (ii) a pro rata bonus for 2022 under the Executive Bonus Plan, if earned, when payments are made to participants generally under the Executive Bonus Plan; (iii) costs of outplacement services for up to six months; and (iv) a subsidy for 15 months of COBRA continuation coverage under the Company’s group health insurance plan after the Retirement Date. Mr. Stone’s vested and unvested stock options and unvested RSUs and PSUs were treated in accordance with the terms of the applicable award agreements. The Stone Agreement also contains a general release by Mr. Stone and confidentiality, non-competition, non-solicitation, non-disparagement, and other customary provisions. For more information regarding the Stone Agreement, please refer to the “Employment, Severance, and Change in Control Arrangements” section of this proxy statement.

With the exception of the post-termination compensation arrangements discussed in this CD&A, we do not have any employment, severance, change-in-control, or other post-employment compensation arrangements in place with any of our NEOs.

Other Compensation Elements

Health, Welfare, and Retirement Benefits. Our NEOs are eligible to participate in health and welfare benefit programs that are generally available to all salaried, full-time employees, as determined by, and subject to, the laws of the country of their employment. Additionally, the 401(k) Plan is a tax-qualified 401(k) savings plan that, subject to Internal Revenue Service limits, allows U.S. employees to contribute a portion of their cash compensation on a pre-tax basis to an account that is eligible to receive matching contributions. We match employee contributions at a rate of 100% of the amount of compensation deferred by each participant, up to a maximum matching contribution of $10,000 per year. All of the NEOs except for Mr. Rutten, who lives and works in Singapore, participate in the 401(k) Plan.

Perquisites and Personal Benefits. We have a relocation program and provide certain payments and benefits under this program to all eligible employees, including the NEOs. A housing allowance, tax gross-up, tax equalization, and similar benefits may also be available for employees on expatriate assignments. In addition to the health and welfare benefits generally available to all salaried, full-time employees, the Company also pays for our executive officers to obtain an annual medical screening and offers a plan with increased health insurance coverage to our CEO. Although it makes up a small portion of the total compensation for our NEOs, the purpose of these benefits is to promote the continuous well-being of our executives and to ensure that our most critical employees are able to devote their attention to our ongoing success.

Stock Ownership Guidelines

Each NEO is expected to own shares of our common stock equal in value to a multiple of such NEO’s salary or a specified number of shares, whichever is less. The Chief Executive Officer is expected to hold the lesser of 100% of his annual base salary or 100,000 shares. Each other NEO is expected to hold the lesser of 50% of the NEO’s annual base salary or 50,000 shares. Executive officers have five years from the date on which they first become subject to the stock ownership requirement to achieve this ownership level. As of March 1, 2022, each NEO owned the required number of shares under, or was otherwise in compliance with, the Company’s stock ownership guidelines.

Anti-Hedging, Anti-Pledging, and Clawback Policies

The Company’s policies prohibit directors, officers, and employees from engaging in hedging or derivative transactions with respect to Company securities. The policies specifically identify as prohibited transactions short sales, failing to deliver sold securities, put or call options, swaps, spread bets, collars, and forward sales contracts. The policies also prohibit placing Company securities in a margin account or pledging Company securities as collateral for a loan. Participants in the Executive Bonus Plan are also subject to our Clawback Policy, which allows the Company to recoup all or a portion of a participant’s award granted pursuant to the Executive Bonus Plan if: (i) the Company is required to restate its financial statements resulting in the financial results being reduced (such that the award or any portion thereof would not have been paid); and (ii) the Company determines that the participant engaged in intentional misconduct or fraud that resulted in such restatement.

Tax and Accounting Considerations

The Tax Cuts and Jobs Act (the “Tax Act”) eliminated the “performance-based compensation” exemption from the $1 million cap on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, effective January 1, 2018. Notwithstanding the Tax Act, the Compensation Committee retains the flexibility to pay compensation that is not entirely deductible where the Compensation Committee determines doing so to be appropriate. For accounting purposes, equity awards are measured at their grant date fair value with the resulting compensation expense recognized ratably over the service period, which is generally the vesting period of the award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement, and such recommendation was approved by the Board of Directors.

This report is submitted by the Compensation Committee.

Winston J. Churchill, Chairman

Roger A. Carolin

Robert R. Morse

David N. Watson

Summary Compensation Table

The following table sets forth compensation earned for services rendered to us and our subsidiaries by our NEOs. Except as otherwise expressly provided below, amounts are in U.S. Dollars.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)
Giel Rutten	2021	850,000		—	1,147,500	—	1,721,250		113,885	(6)	3,832,635
President and	2020	688,258	(7)	—	5,313,750	2,416,275	1,189,365	(8)	128,497	(6)	9,736,145
Chief Executive Officer	2019	485,000		—	—	624,270	381,937	(6)	173,778	(6)	1,664,985

Megan Faust	2021	550,000		—	688,713	—	618,750		10,000		1,867,463
Executive Vice President,	2020	467,308		—	—	—	506,250		11,708		985,266
Chief Financial Officer, and Treasurer	2019	383,654		—	—	624,270	302,127		17,302		1,327,353

Farshad Haghighi	2021	439,250	(9)	—	245,964	—	376,863	(10)	10,000		1,072,077
Executive Vice President,
Worldwide Sales

Mark N. Rogers	2021	520,000		—	590,332	—	585,000		10,205		1,705,537
Executive Vice President,	2020	519,231		—	—	—	562,500		10,000		1,091,731
General Counsel, and Corporate Secretary	2019	259,615		400,000	—	640,120	337,500		—		1,637,235

John C. Stone	2021	570,000		—	590,332	—	641,250		11,953		1,813,535
Former Executive Vice President,	2020	571,154		—	—	—	618,750		12,759		1,202,663
Chief Sales Officer	2019	550,000		—	—	624,270	433,125		11,916		1,619,311

Notes

(1)	For Mr. Rogers, the amount listed in the Bonus column reflects a sign-on bonus pursuant to the terms of his offer letter.

(2)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of RSAs, RSUs, and PSUs calculated in accordance with FASB ASC 718, which is derived using the closing price of our common stock on the date of grant and excluding the impact of estimated forfeitures related to service-based vesting conditions. The valuations for the RSUs and PSUs awarded to the NEOs and included in the Stock Awards column also reflect that, pursuant to the terms and conditions of the applicable equity award agreements, the NEOs do not have any dividend equivalent rights with respect to such RSUs and PSUs. Assumptions used in the calculation of these amounts are included in Note 2 to our Consolidated Financial Statements included in the Form 10-K and are incorporated by reference herein. These amounts reflect the accounting expense for these awards on the grant date and do not correspond to the actual value, if any, that will be recognized by the NEOs. For the PSUs, the valuation was based upon the assumption that the target level of performance will be achieved, which represents the probable outcome of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The value of the 2021 PSU awards at the grant date for each of the NEOs receiving such awards, assuming that the highest level of the performance conditions will be achieved, is as follows: Ms. Faust: $1,033,538; Mr. Haghighi: $369,121; Mr. Rogers: $885,889; and Mr. Stone: $885,889.

(3)

The amounts in the Option Awards column reflect the aggregate grant date fair value of option awards, calculated in accordance with FASB ASC 718 and excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to our Consolidated Financial Statements included in the Form 10-K and are incorporated by reference herein. These amounts reflect the accounting expense for these awards and do not correspond to the actual value, if any, that will be recognized by the NEOs.

(4)	Represents amounts earned pursuant to the terms of the Executive Bonus Plan with respect to the years ended December 31, 2021, 2020, and 2019.

(5)	See the “All Other Compensation Table” below for additional information.

(6)

A portion of Mr. Rutten’s All Other Compensation was converted from Singapore Dollars using the following exchange rates: (i) for 2021, the average exchange rate for the period of January 1, 2021 through December 31, 2021, which was SGD 1.34 to $1; (ii) for 2020, the average exchange rate for the period of January 1, 2020 through December 31, 2020, which was SGD 1.38 to $1; and (iii) for 2019, the average exchange rate for the period of January 1, 2019 through December 31, 2019, which was SGD 1.36 to $1. Mr. Rutten’s Non-Equity Incentive Plan Compensation for 2019 was converted from Singapore dollars based on the agreed upon exchange rate of SGD 1.37 to $1.

(7)

Mr. Rutten’s 2020 Salary reflects salary earned prior to and following his appointment as President and Chief Executive Officer in June 2020, at which time his base salary was increased from $500,000 to $850,000.

(8)

For Mr. Rutten, the amount listed in this column for 2020 gives effect to his change in salary and bonus percentage in June 2020 as a result of his appointment as President and Chief Executive Officer of the Company.

(9)

Mr. Haghighi’s 2021 Salary reflects salary earned prior to and following his appointment as Executive Vice President, Worldwide Sales in October 2021, at which time his base salary was increased from $419,000 to $500,000.

(10)

For Mr. Haghighi, the amount listed in this column for 2021 gives effect to his change in salary and bonus percentage in October 2021 as a result of his appointment as Executive Vice President, Worldwide Sales.

All Other Compensation Table

All Other Compensation amounts in the Summary Compensation Table for 2021 consist of the following:

Name	Auto Fringe ($)(1)	401(k) Employer Contributions ($)(2)	Executive Medical Exam ($)(3)	Housing Payments ($)(4)		Tax-Related Payments ($)(5)		Other Payments ($)(6)		Total ($)
Giel Rutten	17,518	—	—	73,421	(7)	16,079	(7)	6,867	(7)	113,885
Megan Faust	—	10,000	—	—		—		—		10,000
Farshad Haghighi	—	10,000	—	—		—		—		10,000
Mark N. Rogers	—	10,000	205	—		—		—		10,205
John C. Stone	—	10,000	1,953	—		—		—		11,953

Notes

(1)	With respect to Mr. Rutten, the amount in this column represents the cost to the Company for automobile related items, including lease payments, parking fees, and insurance premiums.

(2)	Amounts in this column represent our matching contributions to the participants’ 401(k) Plan accounts.

(3)	Represents the cost to the Company of a comprehensive annual physical examination made available to our executive officers.

(4)

Includes $72,038 for apartment rental expenses and payments made to, or on behalf of, Mr. Rutten related to his assignment to Singapore, including utilities and the stamp duty associated with his lease.

(5)

Includes payments made to, or on behalf of, Mr. Rutten for tax preparation services, including $186 in tax gross-up payments related to such services, and tax equalization payments pursuant to our expatriate tax equalization program.

(6)	Includes payments made to, or on behalf of, Mr. Rutten related to his assignment to Singapore for Covid-19 testing expenses, mobile phone expenses, and executive medical health insurance premiums.

(7)

A portion of Mr. Rutten’s 2021 Housing Payments, Tax-Related Payments, and Other Payments was converted from Singapore Dollars based on the average exchange rate for the period of January 1, 2021 through December 31, 2021, which was SGD 1.34 to $1.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to each award granted to the NEOs under any plan for the year ended December 31, 2021.

		Date of Compensation Committee Action if Different from Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Numbers of Shares of Stock (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Giel Rutten	2/11/2021	2/2/2021							50,000	1,147,500
	2/2/2021		0	1,147,500	1,721,250
Megan Faust	2/11/2021	2/2/2021							7,625	171,944
	2/11/2021	2/2/2021				11,438	22,876	45,752		516,769
	2/2/2021		0	412,500	618,750
Farshad Haghighi	2/11/2021	2/2/2021							2,723	61,404
	2/11/2021	2/2/2021				4,085	8,170	16,340		184,560
	2/2/2021		0	375,000	376,863
Mark N. Rogers	2/11/2021	2/2/2021							6,536	147,387
	2/11/2021	2/2/2021				9,804	19,608	39,216		442,945
	2/2/2021		0	390,000	585,000
John C. Stone	2/11/2021	2/2/2021							6,536	147,387
	2/11/2021	2/2/2021				9,804	19,608	39,216		442,945
	2/2/2021		0	427,500	641,250

Notes

(1)

Represents each NEO’s threshold, target, and maximum bonus opportunity under the Executive Bonus Plan. The threshold amount assumes threshold attainment of the Operating Income and Revenue goals and 0% attainment of the Individual Performance goal.

(2)

The amounts in the “Threshold” column represent the minimum number of PSUs that would vest, if any, under the PSU Award Agreement, assuming that certain threshold performance goals are achieved. The amounts in the “Target” column represent the total number of PSUs granted that would vest if the target level of performance is achieved, which would result in the vesting of all of the PSUs granted. The amounts in the “Maximum” column represent the total number of PSUs granted that would vest if the performance attainment level reaches or exceeds 160% of the target level, which would result in the vesting of two times the number of PSUs originally granted. As discussed in the CD&A, the performance goals for the PSUs are based on the EPS of the Company for the Performance Period. Under the PSU Award Agreement, EPS is calculated by dividing the Company’s net income, as determined under GAAP, by the weighted average number of outstanding shares of the Company’s common stock, subject to certain adjustments approved by the Board or the Compensation Committee. The actual number of PSUs that will become vested if the Company’s EPS is achieved at a level falling between the threshold, target, and maximum attainment levels will be determined using linear interpolation. If less than 70% of the target level for EPS is attained, none of the PSUs will vest, and the entire PSU award will be forfeited.

(3)

This column represents RSAs granted to Mr. Rutten and RSU awards made to the other NEOs, in each case, for the year ended December 31, 2021 pursuant to the 2007 Equity Plan. Mr. Rutten’s RSAs will vest in ten equal quarterly installments, at the rate of 5,000 shares per quarter, beginning on April 30, 2021, and ending on July 30, 2023, subject to his continued employment with the Company at the time of vesting. The RSUs granted to the other NEOs will vest in four equal annual installments beginning on February 11, 2022 and ending on February 11, 2025, subject to the applicable NEO’s continued employment with the Company at the time of vesting.

(4)

The amounts listed in this column reflect the aggregate grant date fair value of RSAs, RSUs, and PSUs granted during the year ended December 31, 2021 under the 2007 Equity Plan, calculated in accordance with FASB ASC 718 and excluding the impact of estimated forfeitures related to any service-based vesting condition. Assumptions used in the calculation of these amounts are included in Note 2 to our Consolidated Financial Statements included in the Form 10-K and are incorporated by reference herein. For the PSUs, the valuation was based upon the assumption that the target level of performance will be achieved, which represents the probable outcome of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. These amounts reflect the accounting expense for these awards and do not correspond to the actual value, if any, that will be recognized by the NEOs. For further information regarding these awards, please refer to the “Compensation Discussion and Analysis — Long-Term Incentive Compensation” section of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable stock options and the number of restricted shares held by our NEOs as of December 31, 2021.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units, or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units, or other rights that have not vested ($)(2)
Giel Rutten	2/15/2019	18,750	46,875	(4)		9.48	2/15/2029
	7/30/2020	23,750	218,750	(5)		14.17	7/30/2030
	7/30/2020							218,750	(6)	5,422,813
	2/11/2021							35,000	(7)	867,650

Megan Faust	2/27/2017	10,000	—		—	9.86	2/27/2027
	2/15/2019	87,625	46,875	(4)	—	9.48	2/15/2029
	2/11/2021							7,625	(8)	189,024
	2/11/2021										11,438(9)	283,548

Farshad Haghighi	2/15/2019	6,250	31,250	(4)	—	9.48	2/15/2029
	2/11/2021							2,703	(8)	67,007
	2/11/2021										4,085(9)	101,267

Mark N. Rogers	6/10/2019	75,000	75,000	(10)	—	7.40	6/10/2029
	2/11/2021							6,536	(8)	162,027
	2/11/2021										9,804(9)	243,041

John C. Stone	2/15/2019	—	46,875	(4)	—	9.48	2/15/2029
	2/11/2021							6,477	(8)	160,565
	2/11/2021										9,804 (9)	243,041

Notes

(1)	This column represents unvested RSAs (in the case of Mr. Rutten) and RSUs (in the case of all other NEOs) outstanding as of December 31, 2021.

(2)

The amounts in this column are calculated by multiplying the closing market price of our common stock as of December 31, 2021 ($24.79) by the number of RSAs, RSUs, or PSUs, as applicable, listed for the specified NEO. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2021.

(3)

This column represents unvested awards of PSUs outstanding as of December 31, 2021 that remain subject to a performance condition and assuming achievement of such performance condition at the threshold level of performance.

(4)

This stock option was granted on February 15, 2019 and vests over four years as follows: (i) 25% of the shares subject to the option vested on the first anniversary of the grant date; and (ii) 1/16th of the shares subject to the option vest quarterly thereafter.

(5)	This stock option was granted on July 30, 2020 and vests in equal quarterly installments at the rate of 8.33% per quarter over three years.

(6)	This RSA was granted on July 30, 2020 and vests in equal quarterly installments at the rate of 8.33% per quarter over three years.

(7)

This RSA was granted on February 11, 2021 and will vest in 10 equal quarterly installments at the rate of 5,000 shares per quarter, beginning with the initial vesting on April 30, 2021 and ending with the final vesting on July 30, 2023.

(8)	This RSU award was granted on February 11, 2021 and vests annually at a rate of 25% over four years.

(9)	This PSU award was granted on February 11, 2021 and will vest, if at all, based on the Company’s achievement of an EPS performance goal for the Performance Period.

(10)

This stock option was granted on June 10, 2019 and vests over four years as follows: (i) 25% of the shares subject to the option vested on the first anniversary of the grant date; and (ii) 1/16th of the shares subject to the option vest quarterly thereafter.

Option Exercises and Stock Vested

The following table shows, with respect to our NEOs, the number of shares underlying stock options that were exercised, and the number of shares underlying RSAs, RSUs, and PSUs that vested, during the year ended December 31, 2021.

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Giel Rutten	208,412	2,247,668	140,000	2,905,775
Megan Faust	114,500	1,579,999	—	—
Farshad Haghighi	43,438	620,881	—	—
Mark N. Rogers	50,000	896,943	—	—
John C. Stone	131,250	1,714,270	—	—

Notes

(1)	This column represents the difference between the aggregate market value of the shares for which the option was exercised and the aggregate exercise price for such shares.

(2)	This column represents the product of the number of shares vesting multiplied by the per share market value of our common stock on the applicable vesting date.

Employment, Severance, and Change in Control Arrangements

Mr. Rutten

Pursuant to the Rutten Agreement, if Mr. Rutten’s employment is terminated by Amkor without “Cause,” or by Mr. Rutten for “Good Reason” (in each case, as such term is defined in the Rutten Agreement), Mr. Rutten will be entitled to: continuation of his then-current base salary for an 18-month period; a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination; payment of health insurance premiums for up to 18 months; and payment of salary, unused vacation time, and vested benefits earned prior to termination. The Compensation Committee believes that the terms and conditions of the Rutten Agreement, including the events triggering post-termination payments to Mr. Rutten, are appropriate in light of his unique leadership capabilities and the impact of his termination on the Company’s long-term success.

Pursuant to the terms of his equity awards outstanding as of December 31, 2021, in the event that Mr. Rutten’s employment is terminated due to death or disability, each award will vest in full. In the event that Mr. Rutten’s employment is terminated by the Company for Cause or by him without Good Reason, any unvested award will be forfeited in accordance with the standard terms and conditions of the applicable Amkor equity compensation plan and award agreement. If, in connection with or following a “Change in Control” (as defined in the applicable equity compensation plan), his employment is terminated by the Company without Cause or by him for Good Reason, each award will be treated as the plan administrator determines in accordance with the applicable equity compensation plan, including, without limitation, assumption or grant of a substitute award by the successor or acquiring company. If the successor or acquiring company does not assume or provide a substitute for the awards, the awards will fully vest in connection with such Change in Control. The grant date for such award will be determined on the date of approval by the Compensation Committee, or, if the Company is in a blackout period on such date, the first day of the next open trading window following such approval.

Mr. Rutten’s right to receive severance benefits, as described above, is contingent upon his compliance with certain non-competition and non-solicitation obligations for 18 months following his termination of employment, and certain non-disparagement, confidentiality, and intellectual property assignment obligations for an indefinite period.

Mr. Stone

As discussed in the CD&A, Mr. Stone and the Company entered into the Stone Agreement in connection with Mr. Stone’s retirement from the Company.

Post-Termination Compensation Provisions—Equity Award Agreements

As discussed in the CD&A and elsewhere in this proxy statement, our standard forms of equity award agreements for our NEOs include post-termination vesting under certain circumstances.

2021 PSUs. Under the PSU Award Agreement, unvested PSUs will vest in part (on a pro rata basis) in the event of the NEO’s death or disability. Unvested PSUs will similarly vest on a pro rata basis in the event of the NEO’s retirement unless the retirement occurs within the six-month period following the Date of Grant (as defined in the PSU Award Agreement), in which case the unvested PSUs will be forfeited. In the event of a Change in Control (as defined in the 2007 Equity Plan), unvested PSUs will vest at 100% or greater (depending upon the level of achievement of the Performance Goal (as defined in the PSU Award Agreement)), in each case, in accordance with the terms of the PSU Award Agreement.

2021 RSUs. Under the RSU Award Agreement, unvested RSUs will vest in full (i) upon the NEO’s death or disability or (ii) if we terminate the NEO’s employment without cause or the NEO terminates employment for Good Reason (as defined in the RSU Award Agreement) within twenty-four (24) months following a Change in Control (as defined in the 2007 Equity Plan). Unvested RSUs will also vest in part (on a pro rata basis) if the NEO retires on or after the date on which the sum of (i) the NEO’s age (rounded down to the nearest whole month) plus (ii) the number of years (rounded down to the nearest whole month) of service with the Company equals or is greater than 75. In such an event, unvested RSUs in the tranche that is next scheduled to vest will automatically vest pro rata upon the NEO’s retirement. All other unvested RSUs under the award will be forfeited.

Except as described in the CD&A and above, our NEOs are employees at will and do not have employment, change-in-control, or severance agreements or other similar arrangements with us.

Potential Payments Upon Termination or Change in Control

Cash Payments upon Termination of Service

Except as described above with respect to Messrs. Rutten and Stone, Amkor does not have contracts or agreements that provide for cash severance payments upon termination for U.S.-based executives. Furthermore, there is no policy that obligates us to pay severance to them. In the past, we have had an informal and discretionary practice regarding severance payments where an employee whose service is involuntarily terminated due to a reduction in force has generally received three weeks of base salary pay for the first year of service and one week of base salary for every year of service thereafter. This practice and formula typically has been used for employees who are not executive officers. For executive officers, informal and discretionary past practice has generally ranged from providing 6 to 15 months of base salary and, in one case, approximately 24 months of base salary.

Treatment of Equity upon Termination and Change in Control

The following table shows the additional vesting, if any, for unvested equity awards and the exercise periods for vested stock option awards, if applicable, upon a termination of employment in the various circumstances listed.

Treatment of Outstanding Equity Awards upon Various Termination Events
Award Type	Voluntary Resignation	Retirement (1)	Involuntary Not for Cause	For Cause Termination	Change in Control	Death	Disability

Options	No additional vesting; up to 3 months to exercise vested stock options	No additional vesting; up to 24 months to exercise vested stock options	No additional vesting; up to 3 months to exercise vested stock options	No additional vesting; up to 3 months to exercise vested stock options	Accelerated vesting (if award not assumed); up to 3 months to exercise vested stock options	Accelerated vesting; up to 24 months to exercise vested stock options	Accelerated vesting; up to 24 months to exercise vested stock options

RSA	No additional vesting	No additional vesting	No additional vesting	No additional vesting	Accelerated vesting (if award not assumed)	Accelerated vesting	Accelerated vesting

RSU	No additional vesting	Pro rata vesting (next tranche only)	No additional vesting	No additional vesting	Accelerated vesting (if award assumed and employment terminated without cause or with Good Reason within 24 months) (2)	Accelerated vesting	Accelerated vesting

PSU	No additional vesting	Pro rata vesting at determination date (if retirement is more than 6 months after grant date)	No additional vesting	No additional vesting	Vesting on determination date at greater of target or actual attainment (if award assumed and employment terminated without cause or with Good Reason prior to determination date) (2)	Pro rata vesting at determination date	Pro rata vesting at determination date

Notes

(1)

“Retirement” generally means a voluntary termination of employment on or after the date when the sum of the NEO’s age (rounded down to the nearest whole month) and the number of years (rounded down to the nearest whole month) that the NEO has provided services to the Company equals or exceeds 75. As of December 31, 2021, only Messrs. Haghighi and Stone would have been eligible for benefits with respect to Retirement.

(2)

Under the RSU Award Agreement, if the RSUs are assumed by an acquiring or successor company and, within 24 months following a Change in Control (as defined in the 2007 Equity Plan), the NEO’s employment is terminated by the Company other than for cause or by the NEO for Good Reason, then the RSUs will automatically and immediately vest in full. Under the PSU Award Agreement, if the PSUs are assumed by the acquiring or successor company and, prior to the Determination Date (as defined in the 2007 Equity Plan), the NEO’s employment is terminated by the Company other than for cause or by the NEO for Good Reason, then a number of PSUs will vest on the Determination Date based on the higher of (i) 100% achievement of the Performance Goal (as defined in the PSU Award Agreement) and (ii) the actual percentage of the Performance Goal that had been achieved at the time of the Change in Control. “Good Reason” is defined in both the PSU Award Agreement and the RSU Award Agreement as: (i) a material reduction in the NEO’s authority, duties, or responsibilities; (ii) a material reduction in the NEO’s base salary or bonus opportunity (other than certain pay reductions not specific to the NEO); or (iii) any material breach by the Company of any material provision of the PSU Award Agreement or RSU Award Agreement, as applicable.

Post-Termination Compensation Table

In the table below, we summarize the estimated payments that will be made to each of our NEOs upon a termination of employment in the various circumstances listed. The table should be read together with the CD&A, the above table regarding the treatment of equity awards upon termination, and other information regarding post-termination compensation for the NEOs set forth above in this “Potential Payments Upon Termination or Change in Control” section and in the “Employment, Severance, and Change in Control Arrangements” section of this proxy statement. Unless noted otherwise in the table, the material assumptions that we used in creating the table are as follows:

•

Date of Termination. Any triggering event (e.g., termination, resignation, Change in Control, death, or disability) is assumed to have occurred on December 31, 2021, with base salaries in effect at the end of the 2021 fiscal year being used for purposes of any payout calculation.

•

Price per Share of Common Stock. Calculations requiring a per share stock price are made using the closing price of our common stock on December 31, 2021, which was $24.79. Any actual amounts paid under these scenarios, should they occur in the future, may be different.

•

Generally Available Compensation and Benefits. For purposes of this section, we have excluded amounts that would become payable under programs that are generally available to Amkor’s salaried employees (e.g., the 401(k) Plan and Company-provided life insurance) and other post-termination compensation generally available to Amkor’s salaried employees (e.g., earned but unpaid salary and accrued but unused vacation time).

•	Assumption of Equity Awards Following a Change in Control. The values shown for a Change in Control assume that:

•	in the case of stock options and RSAs, the acquiring or successor company does not assume the equity award; and

•

in the case of RSUs and PSUs, (i) the equity award is assumed by the acquiring or successor company and (ii) the NEO’s employment is terminated by the Company without cause or by the NEO for Good Reason (as defined in the applicable award agreement).

•

Performance Goal Attainment. The values included in the table below and attributable to the settlement of PSUs and payments made under the Executive Bonus Plan assume an actual attainment of 100% for the applicable performance period.

•

Restrictive Covenants. To the extent that we have any post-termination compensation arrangement that requires any of our NEOs to execute a general release of claims in favor of Amkor or to comply with the terms of any non-competition, non-solicitation, confidentiality, or similar restrictive covenant as a condition to receiving post-termination compensation payments pursuant to such arrangement, we have assumed that the NEO has complied with all such requirements.

•

Executive Bonus Plan. We describe the Executive Bonus Plan in the CD&A under “Elements of Our Compensation Program — Annual Incentive Opportunities.” Amounts earned by and paid to the NEOs during 2021 under the Executive Bonus Plan are disclosed in the Summary Compensation Table.

	Post-Termination Compensation Payments and Benefits Table
Name	Voluntary Resignation ($)	Retirement ($)(1)	Involuntary Not for Cause Termination ($)(2)	For Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
Giel Rutten (3)	3,001,657 (4)	—	3,001,657	—	9,331,224	9,331,224	9,331,224
Megan Faust	—	—	—	—	1,473,776	1,190,228	1,190,228
Farshad Haghighi	—	116,091	—	—	747,979	646,712	646,712
Mark N. Rogers	—	—	—	—	1,952,360	1,709,319	1,709,319
John C. Stone	—	278,563	—	—	1,364,303	1,121,262	1,121,262

Notes

(1)	As of December 31, 2021, only Messrs. Haghighi and Stone would have been eligible for benefits with respect to Retirement.

(2)	Refers to an involuntary termination by the Company other than for Cause (as defined in the Rutten Agreement) and not in connection with a Change in Control.

(3)

Pursuant to the Rutten Agreement, if Mr. Rutten’s employment is terminated by Amkor without Cause, other than due to Mr. Rutten’s death or disability, or by Mr. Rutten for Good Reason (as defined in the Rutten Agreement), he would receive: (i) continuation of his then-current base salary for an 18-month period following termination; (ii) a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination; and (iii) payment for health insurance coverage continuation for up to 18 months.

(4)

Represents the amount payable to Mr. Rutten in the event that he terminated his employment with the Company for Good Reason. In the event that Mr. Rutten terminated his employment as a result of a voluntary resignation other than for Good Reason, the amount reported in this column for Mr. Rutten would be $0.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by beneficial owners of more than 5% of our common stock, each of our directors and NEOs, and all of our directors and executive officers as a group. This information is as of March 1, 2022, except as otherwise indicated in the notes to the table.

Beneficial Ownership

Name and Address†	Number of Shares (a)	Percentage Ownership (%)
James J. Kim Family Group (b)	142,500,514	58.1
James J. Kim (b),(j)	72,281,140	29.5
Susan Y. Kim (b),(k)	64,545,364	26.4
John T. Kim (b),(c)	56,508,822	23.1
915 Investments, LP (c)	49,594,980	20.3
Sujochil, LP (c)	19,484,809	8.0
Dimensional Fund Advisors LP (d) Building One 6300 Bee Cave Road Austin, TX 78746	15,417,333	6.3
Douglas A. Alexander (e)	87,749	*
Roger A. Carolin (f)	179,583	*
Winston J. Churchill (g)	74,394	*
Megan Faust (h)	105,512	*
Farshad Haghighi (i)	22,760	*
Daniel Liao (l)	57,407	*
MaryFrances McCourt	41,092	*
Robert R. Morse (m)	209,583	*
Mark N. Rogers (n)	91,051	*
Giel Rutten (o)	384,375	*
John C. Stone (p)	28,348	*
Gil C. Tily (q)	149,218	*
David N. Watson (r)	179,583	*
All directors and executive officers (15 individuals) (s)	138,409,628	56.5

Notes

*	Represents less than 1%.

†	The address for each person or entity is c/o Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284 unless otherwise noted.

(a)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power, including, but not limited to, shares underlying RSAs. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock issuable upon: (i) the exercise of options that are exercisable within 60 days of March 1, 2022; (ii) the vesting of RSUs that vest within 60 days of March 1, 2022; and (iii) the vesting of PSUs for which the performance criteria has been achieved and that vest within 60 days of March 1, 2022. Unless otherwise indicated and subject to applicable community property laws, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(b)

As of March 1, 2022, James J. Kim, our Executive Chairman of the Board of Directors, members of Mr. Kim’s immediate family, Liam E. Blaney, an employee of Susan Y. Kim, partnerships owned by Mr. Kim and members of his immediate family, limited liability companies owned by members of Mr. Kim’s immediate family (the “Kim LLCs”), and trusts created by Mr. Kim and members of his immediate family for the benefit of Mr. Kim and members of his immediate family (the “Kim Trusts”) directly own 142,500,514 shares, or approximately 58.1%, of our outstanding common stock. Of this total number of shares, 592,500 of them are shares underlying options exercisable within 60 days of March 1, 2022. Of the 142,500,514 shares beneficially owned: 51,840,179 shares are held by Mr. Kim individually; 20,440,961 shares are held by Mr. Kim in his capacity as trustee of certain Kim Trusts, all of which are subject to shared investment power and 4,224,548 of which are shares as to which he has no voting power; 49,594,980 shares are held by 915 Investments, LP, a partnership in which Mr. Kim is the sole general partner (the “915 Partnership”); 1,855,776 shares are held by Mr. Kim’s spouse, Agnes C. Kim, of which Mrs. Kim has sole voting and investment power; 24,985,037 shares are held by Mr. Kim’s son, John T. Kim, individually, of which 19,649,487 shares are subject to shared voting power and 22,127,812 shares are subject to shared investment power; 31,523,785 shares are held by John T. Kim in his capacity as trustee of certain Kim Trusts, of which 9,459,500 shares are subject to shared voting power, 10,101,032 shares are shares as to which he has no voting power, and 23,929,784 shares are subject to shared investment power; 2,487,071 shares are held by David D. Kim individually, of which he has shared investment power and no voting power as to 2,478,325 shares; 2,698,513 shares are held by David D. Kim in his capacity as trustee of certain Kim Trusts, of which 1,335,113 shares are subject to shared voting and investment power; 35,663,618 shares are held by Susan Y. Kim individually, of which 19,484,809 shares are subject to shared voting power, 8,200,000 are shares as to which she has no voting power, and 30,163,134 shares are subject to shared investment power; 28,881,746 shares are held by Susan Y. Kim in her capacity as trustee of certain Kim Trusts, of which 9,459,500 shares are subject to shared voting power, 10,799,633 shares are shares as to which she has no voting power, and 24,798,681 shares are subject to shared investment power; 1,150,000 shares are held by The James and Agnes Kim Foundation, Inc. (the “Foundation”); 8,364,678 shares are held by Liam E. Blaney, a manager of the Kim LLCs, of which 164,678 shares are subject to shared voting power and 8,364,678 shares are subject to shared investment power; 2,478,325 shares are held by Sujoda Investments, LP, a partnership established for the benefit of members of James J. Kim’s family (the “Sujoda Partnership”); 19,484,809 shares are held by Sujochil, LP, a partnership established for the benefit of members of Mr. Kim’s family (the “Sujochil Partnership”); and 2,733,333 shares are held by each of Alexandra Investments, LLC and Jacqueline Investments, LLC, 2,733,334 shares are held by Dylan Investments, LLC, and 164,678 shares are held by Susins, LLC. Each of the individuals named above in this footnote (b) (individually and as trustee of any of the Kim Trusts), the Sujoda Partnership, the Sujochil Partnership, the 915 Partnership, the Foundation, the Kim Trusts, and the Kim LLCs may be deemed members of a group under Section 13(d) of the Exchange Act consisting of members of James J. Kim’s family, Liam E. Blaney, the Kim Trusts, the Sujoda Partnership, the Sujochil Partnership, the 915 Partnership, the Kim LLCs, and the Foundation (collectively, the “James J. Kim Family Group”), and each may exercise voting and/or investment power in one or more capacities with respect to the shares of common stock in concert with other members of the James J. Kim Family Group. None of the trust agreements for the Kim Trusts or other relevant governing documents prohibit the persons authorized to vote shares of common stock of the Company from voting the shares of common stock of the Company held by them, in their discretion, in concert with other members of the James J. Kim Family Group. James J. Kim disclaims beneficial ownership of: (i) all of the shares held by Agnes C. Kim; (ii) except with respect to his retained interest in grantor retained annuity trusts created by him, shares that are held in his capacity as trustee for the Kim Trusts; and (iii) except with respect to any such shares attributed to Mr. Kim’s proportional ownership, the shares held by the 915 Partnership.

In June 2013, the 915 Partnership acquired its 49,594,980 shares of common stock in exchange for convertible notes issued by the Company in 2009 (the “Convert Shares”). The Convert Shares are subject to a voting agreement (the “Voting Agreement”) that requires the James J. Kim Family Group to vote the Convert Shares in a “neutral manner” on all matters submitted to our stockholders for a vote, which means that the Convert Shares must be voted in the same proportion as all of the other outstanding securities (excluding the other shares owned by the James J. Kim Family Group) that are actually voted on a proposal submitted to our stockholders for approval. The James J. Kim Family Group is not required to vote in a “neutral manner” any Convert Shares that, when aggregated with all other voting shares held by the James J. Kim Family Group, represent 41.6% or less of the total then-outstanding voting shares of our common stock. The Voting Agreement terminates upon the earliest of (i) such time as the James J. Kim Family Group no longer beneficially owns any of the Convert Shares, (ii) the consummation of a Change of Control (as defined in the Voting Agreement), or (iii) the mutual agreement of the James J. Kim Family Group and the Company.

James J. Kim and Agnes C. Kim are husband and wife. James J. Kim and Agnes C. Kim are parents of Susan Y. Kim, David D. Kim, and John T. Kim. The John T. Kim Trust of December 31, 1987 has as its sole trustee, John T. Kim. John T. Kim is the parent of Allyson Lee Kim and Jason Lee Kim, is the co-trustee of various Kim Trusts along with Susan Y. Kim or James J. Kim, and is the manager of one of the Kim LLCs with Liam E. Blaney. Susan Y. Kim is the parent of Alexandra Kim Hays, Jacqueline Mary Panichello, and Dylan James Panichello, is the co-trustee of various Kim Trusts along with John T. Kim or James J. Kim, and is a manager of certain Kim LLCs along with Liam E. Blaney. David D. Kim is the sole trustee of the James J. Kim 2008 Trust FBO Descendants of David D. Kim dated 2/5/08, and a co-trustee of the Irrevocable Deed of Trust of James J. Kim f/b/o Children of David D. Kim dated 11/11/05. James J. Kim and Susan Y. Kim are co-trustees of the Susan Y. Kim Qualified Annuity Trust under the Susan Y. Kim 2018-1 Irrevocable Trust Agreement dated 8/29/18, the James J. Kim 2019-1 Qualified Annuity Trust U/A dated 9/10/19, the James J. Kim 2020-1 Qualified Annuity Trust U/A dated 4/1/20, the Qualified Annuity Trust under the Susan Y. Kim 2020-1 Irrevocable Trust Agreement dated 4/1/20, and the James J. Kim 2021 Qualified Annuity Trust U/A dated 12/15/21. John T. Kim and Susan Y. Kim are co-trustees of the Qualified Annuity Trust under the John T. Kim 2018 Irrevocable Trust Agreement dated 2/6/18, the Irrevocable Deed of Trust of James J. Kim Dated 12/24/92 fbo Alexandra Kim Panichello, the Irrevocable Deed of Trust of James J. Kim Dated 10/3/94 fbo Jacqueline Mary Panichello, the Irrevocable Deed of Trust of James J. Kim Dated 10/15/01 fbo Dylan James Panichello, the Irrevocable Deed of Trust of James J. Kim Dated 10/15/01 fbo Allyson Lee Kim, the Irrevocable Deed of Trust of James J. Kim Dated 11/17/03 fbo Jason Lee Kim, the John T. Kim 2007 Children’s Trust U/A Dated 12/28/07, the James J. Kim 2008 Trust fbo Alexandra Kim Panichello Dated 2/5/08, the James J. Kim 2008 Trust fbo Jacqueline Mary Panichello Dated 2/5/08, the James J. Kim 2008 Trust fbo Dylan James Panichello Dated 2/5/08, the James J. Kim 2008 Trust fbo the Descendants of John T. Kim Dated 2/5/08, and the Family Trust Under the Susan Y. Kim 2012 Irrevocable Trust Agreement Dated 7/26/12. James J. Kim and John T. Kim are co-trustees of the John T. Kim 2012 Generation-Skipping Trust U/A dated 12/11/12 and the Family Trust under the John T. Kim Irrevocable Trust Agreement dated 12/11/12. Susan Y. Kim is the sole trustee of the Agnes C. Kim 2020-1 Qualified Annuity Trust U/A dated 12/16/20. The trustees of each Kim Trust may be deemed to be the beneficial owners of the shares held by such Kim Trust. None of the Kim Trusts owns more than five percent of the outstanding shares of the common stock of the Company. James J. Kim, as general partner of the 915 Partnership, has voting and investment power with respect to all of the securities held by the 915 Partnership. The limited partners of the 915 Partnership are Agnes C. Kim, the children of James J. Kim, the Sujoda Partnership, and Sujoda Investments II, LP. The general partner of Sujoda Investments II, LP is Sujoda Management, LLC, and the limited partners are the children of James J. Kim. Sujoda Management, LLC is the general partner of the Sujoda Partnership, and the limited partners are the grandchildren of James J. Kim. The sole members of Sujoda Management, LLC are John T. Kim, Susan Y. Kim, and David D. Kim. Susan Y. Kim has sole voting power, and all three members share the investment power. The general partners of the Sujochil Partnership are John T. Kim and Susan Y. Kim. The limited partners are John T. Kim, Susan Y. Kim, two irrevocable trusts created by Susan Y. Kim for her descendants, two irrevocable trusts created by John T. Kim for his descendants, the 915 Partnership, Agnes C. Kim, and James J. Kim. In addition, all of the directors and officers of the Foundation are members of the James J. Kim Family Group. The members of the James J. Kim Family Group might each be expected to vote his, her, or its shares of common stock in concert with the other members of the James J. Kim Family Group.

The James J. Kim Family Group may be deemed to have beneficial ownership of 142,500,514 shares, or approximately 58.1%, of the outstanding shares of the common stock of the Company. Each of the individuals who are members of the James J. Kim Family Group states that the filing of his or her beneficial ownership reporting statements shall not be construed as an admission that such person is, for the purposes of Sections 13 and 16 of the Exchange Act and the rules promulgated thereunder, the beneficial owner of the shares of common stock reported as beneficially owned by the other members of such group.

(c)

Includes 80,000 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2022. Of the 24,985,037 shares held by John T. Kim individually, 6,189,831 shares are held by the Sujoda Partnership with respect to which Susan Y. Kim, John T. Kim, and David D. Kim have shared investment power, and 19,484,809 shares are owned by the Sujochil Partnership, of which John T. Kim is a general partner and a limited partner and has shared voting and investment power. 31,523,785 shares are held by John T. Kim in his capacity as trustee of certain Kim Trusts, of which 9,459,500 shares are subject to shared voting power and 23,929,784 shares are subject to shared investment power, and John T. Kim has no voting power as to 10,101,032 shares. For more information regarding the shares beneficially owned by John T. Kim as a member of the James J. Kim Family Group, see footnote (b) above. John T. Kim disclaims beneficial ownership of (i) except with respect to his retained interest in a grantor retained annuity trust created by him, shares that are held in his capacity as trustee, (ii) all shares held by the Sujoda Partnership and the Sujochil Partnership, other than the shares attributable to his proportional ownership of such entities, and (iii) all shares held by the Kim LLC of which he is a manager.

(d)

Dimensional Fund Advisors LP (“Dimensional Fund”) reported in a Schedule 13G/A (Amendment No. 4) filed with the SEC on February 8, 2022 that it beneficially owns these shares as of December 31, 2021. Dimensional Fund has no voting power with respect to 433,450 of the shares it beneficially owns.

(e)	Includes 64,657 shares underlying options that are exercisable by Mr. Alexander within 60 days of March 1, 2022.

(f)	Includes 140,000 shares underlying options that are exercisable by Mr. Carolin within 60 days of March 1, 2022.

(g)	Includes 60,000 shares underlying options that are exercisable by Mr. Churchill within 60 days of March 1, 2022.

(h)	Includes 97,000 shares underlying options that are exercisable by Ms. Faust within 60 days of March 1, 2022.

(i)	Includes 12,500 shares underlying options that are exercisable by Mr. Haghighi within 60 days of March 1, 2022.

(j)

Includes 387,500 shares underlying options that are exercisable within 60 days of March 1, 2022. For more information regarding the shares beneficially owned by Mr. Kim as a member of the James J. Kim Family Group, see footnote (b) above. James J. Kim disclaims beneficial ownership of: (i) all of the shares held by Agnes C. Kim; (ii) except with respect to his retained interest in grantor retained annuity trusts created by him, shares that are held in his capacity as trustee for the Kim Trusts; and (iii) except with respect to any such shares attributed to Mr. Kim’s proportional ownership, the shares held by the 915 Partnership.

(k)

Includes 125,000 shares issuable upon exercise of stock options exercisable within 60 days of March 1, 2022. Of the 35,663,618 shares held individually by Susan Y. Kim, 6,189,831 shares are owned by the Sujoda Partnership, with respect to which Susan Y. Kim has sole voting and shared investment power, and 19,484,809 shares are owned by the Sujochil Partnership, of which Susan Y. Kim is a general partner and a limited partner and has shared voting and investment power. 28,881,746 shares are held by Susan Y. Kim in her capacity as trustee of certain Kim Trusts, of which 9,459,500 shares are subject to shared voting power and 24,798,681 shares are subject to shared investment power, and Susan Y. Kim has no voting power as to 10,799,633 shares. For more information regarding the shares beneficially owned by Susan Y. Kim as a member of the James J. Kim Family Group, see footnote (b) above. Susan Y. Kim disclaims beneficial ownership of: (i) except with respect to her retained interest in grantor retained annuity trusts created by her, shares that are held in her capacity as trustee; (ii) all shares held by the Sujoda Partnership and the Sujochil Partnership, other than the shares attributable to her proportional ownership of such entities; and (iii) all shares held by the Kim LLCs of which she is a manager.

(l)	Includes 40,000 shares underlying options that are exercisable by Mr. Liao within 60 days of March 1, 2022.

(m)	Includes 160,000 shares underlying options that are exercisable by Mr. Morse within 60 days of March 1, 2022.

(n)	Includes 87,500 shares underlying options that are exercisable by Mr. Rogers within 60 days of March 1, 2022.

(o)	Includes 94,375 shares underlying options that are exercisable by Mr. Rutten within 60 days of March 1, 2022.

(p)	Includes 2,000 shares indirectly owned by Mr. Stone through a living trust and with respect to which he has shared voting and investment power.

(q)	Includes 20,000 shares underlying options that are exercisable by Mr. Tily within 60 days of March 1, 2022.

(r)	Includes 140,000 shares underlying options that are exercisable by Mr. Watson within 60 days of March 1, 2022.

(s)

This number includes shares of common stock issuable upon: (i) the exercise of options that are exercisable within 60 days of March 1, 2022; (ii) the vesting of RSUs that vest within 60 days of March 1, 2022; and (iii) the vesting of PSUs for which the performance criteria has been achieved and that vest within 60 days of March 1, 2022.

PAY RATIO

For 2021, our last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than our CEO) was $16,225; and

•	the annual total compensation of Mr. Rutten was $3,832,635.

Based on this information, for 2021, the ratio of the annual total compensation of Mr. Rutten to the median of the annual total compensation of all employees was 236 to 1.

The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Regulation S-K”). We describe the methodology and the material assumptions, adjustments, and estimates that we used to calculate the total compensation of our CEO for 2021, to identify the median of the annual total compensation of all of our employees, and to determine the annual total compensation of the “median employee” below. Because SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

To identify our median employee, we collected data from our global workforce, consisting of all U.S. and non-U.S. full-time, part-time, seasonal, and temporary employees of the Company and its consolidated subsidiaries as of December 31, 2021. We used actual payroll records, as maintained in the ordinary course, to determine annual compensation and to identify our median employee. However, we excluded employees who are required to be included in the Company’s payroll records but received no compensation from the Company during the year ended December 31, 2021, including, but not limited to, seconded employees and employees who were on a long-term leave of absence during the last fiscal year. We did not annualize the compensation of permanent employees who were hired in 2021 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We also utilized the Company’s calculated monthly average exchange rate for December 2021 to convert pay received by our international employees to U.S. dollars, but we did not make any cost-of-living adjustments in identifying the median employee. The median employee’s total compensation was calculated using the same methodology used to calculate the annual total compensation of our CEO as set forth in the Summary Compensation Table. Using this methodology, for purposes of 2021 compensation, we determined that the median employee was a full-time employee located in China.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are asking for stockholder approval of the 2021 compensation of our NEOs. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the executive compensation policies and practices described in this proxy statement. The Board has adopted a policy providing for an annual advisory vote to approve the compensation of our NEOs and, unless the Board modifies its current policy, the next advisory vote will be at the 2023 Annual Meeting.

The annual say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and the Compensation Committee value the opinions of our stockholders, and if there are a significant number of negative votes with respect to a say-on-pay proposal, the Compensation Committee will seek to understand the concerns that influenced the voting and will consider whether any actions are necessary to address those concerns.

We believe that the information provided within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and promotes long-term value creation by aligning management’s interests with the interests of our stockholders. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the compensation tables, the narrative discussion, and the other related disclosure.”

The Board unanimously recommends a vote “FOR” the advisory vote approving the compensation of our NEOs as described in this proxy statement. The affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary for approval.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has the sole authority and responsibility to select, oversee, and when appropriate replace Amkor’s independent registered public accounting firm. The Audit Committee actively engaged with PricewaterhouseCoopers LLP’s engagement partners throughout the year and considered, among other factors:

•

the professional qualifications of the lead audit partner and other key engagement partners relative to the current and ongoing needs of the Company led by the Audit Committee’s process to rotate and select the lead audit partner and other key engagement partners at least every five years or as otherwise required by applicable law or regulation, and which was done most recently in February 2021 for the lead audit partner;

•	historical and recent performance on the Company’s audits, including the extent and quality of communications with the Audit Committee related thereto;

•	the appropriateness of fees relative to both efficiency and audit quality;

•	independence policies and processes for maintaining its independence;

•	tenure as the Company’s independent registered public accounting firm and its related depth of understanding of the Company’s businesses, operations, systems, and accounting policies and practices;

•	capability, expertise, and efficiency in handling the breadth and complexity of the Company’s operations across the globe; and

•	the relative benefits, challenges, overall advisability, and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2000. The Board of Directors expects that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, have an opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by the Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice and because the Audit Committee values the views of our stockholders regarding our independent registered public accounting firm. If the selection is not ratified, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022. The affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary for ratification.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid by us to PricewaterhouseCoopers LLP, our independent registered public accounting firm, or any such fees accrued by us, for the 2021 and 2020 fiscal years.

	Year Ended December 31,
	2021	2020
	(In thousands)
Audit fees	$4,049	$3,892
Audit-related fees (1)	373	—
Tax fees (2)	315	368
All other fees (3)	3	3

	$4,740	$4,263

Notes

(1)	Audit-related fees include fees billed for financial due diligence services rendered during 2021.

(2)	Tax fees consist primarily of fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

(3)	All other fees include a license fee for access to accounting and reporting research tools in both 2021 and 2020.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, in accordance with the Amkor Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy provides for pre-approval of audit, audit-related, tax services, and other services specifically described by the Audit Committee. The Pre-Approval Policy also provides for the general approval of additional individual engagements, which, if they exceed certain pre-established thresholds, must be separately approved by the Audit Committee.

The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such pre-approval decisions must be reported to the Audit Committee. All of the services provided by PricewaterhouseCoopers LLP during the year ended December 31, 2021 were pre-approved by the Audit Committee pursuant to the Pre-Approval Policy. Additionally, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to oversee Amkor’s accounting and financial reporting processes on behalf of the Board of Directors. Management is responsible for the consolidated financial statements as well as for maintaining effective internal controls over financial reporting and disclosure controls and procedures and for compliance with laws, regulations, and applicable ethical business standards.

In performing its oversight function, the Audit Committee:

(1) reviewed and discussed with management Amkor’s audited consolidated financial statements for the year ended December 31, 2021;

(2) met with Amkor’s internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting, and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”); and

(3) received the written disclosures and the letter from Amkor’s independent registered public accounting firm required by the applicable requirements of the PCAOB and discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee considered whether the provision of non-audit services by Amkor’s independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee concluded that the independent registered public accounting firm is independent from Amkor and its management.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2021 be included in the Form 10-K.

The foregoing report has been furnished by the following directors and members of the Audit Committee:

Roger A. Carolin, Chairman

MaryFrances McCourt

Robert R. Morse

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided therein, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request such information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. In addition, this proxy statement contains references to several website addresses. The information on such websites is not part of this proxy statement.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge, based solely on a review of Forms 3, 4, and 5 and amendments thereto filed electronically with the SEC during the year ended December 31, 2021, and a representation from each of our directors and officers that no other reports were required, all directors, officers, and beneficial owners of greater than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act made all filings required under Section 16(a) of the Exchange Act during 2021 on a timely basis, except that, due to inadvertent administrative error: (i) a late Form 4 was filed for (A) Ms. McCourt on January 29, 2021 with respect to one transaction, (B) each of Ms. Faust and Messrs. Kim, Rutten, Rogers, and Stone on February 18, 2021, in each case, with respect to one transaction, and (C) David D. Kim on December 28, 2021 with respect to one transaction; and (ii) a late Form 3 was filed for each of the following members of the James J. Kim Family Group: (A) the Qualified Annuity Trust under the James J. Kim 2020-1 Annuity Trust Agreement dated 04/01/2020 on February 16, 2021, (B) the Qualified Annuity Trust under the Susan Y. Kim 2020-1 Irrevocable Trust Agreement dated 04/01/2020 on February 16, 2021, (C) Liam E. Blaney on December 30, 2021, (D) Sujoda Management, LLC on January 4, 2022, (E) the James J. Kim 2021 Qualified Annuity Trust U/A Dated 12/15/2021 on January 24, 2022, and (F) the Susan Y. Kim 2012 Generation-Skipping Trust U/A Dated December 11, 2012 on January 24, 2022.

DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Amkor common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Form 10-K or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may contact our Corporate Secretary by writing to us at Amkor Technology, Inc., Attention: Corporate Secretary, 2045 East Innovation Circle, Tempe, Arizona 85284, or contacting us by telephone at (480) 821-5000. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting us at the address or telephone number listed above.

ANNUAL REPORT ON FORM 10-K

The Form 10-K is being mailed prior to or with this proxy statement to stockholders entitled to notice of the Annual Meeting.

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES AS OF THE RECORD DATE WITH A COPY OF THE FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE, BY FIRST CLASS MAIL, PROMPTLY UPON RECEIPT OF A WRITTEN OR ORAL REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE DIRECTED TO AMKOR’S CORPORATE SECRETARY, AMKOR TECHNOLOGY, INC., 2045 EAST INNOVATION CIRCLE, TEMPE, ARIZONA 85284, TELEPHONE: (480) 821-5000.

Amkor Technology®

VOTE

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Your vote matters – here's how to vote!

Online
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Annual Meeting Proxy Card

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1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - James J. Kim	☐	☐	02 - Susan Y. Kim	☐	☐	03 - Giel Rutten	☐	☐
04 - Douglas A. Alexander	☐	☐	05 - Roger A. Carolin	☐	☐	06 - Winston J. Churchill	☐	☐
07 - Daniel Liao	☐	☐	08 - MaryFrances McCourt	☐	☐	09 - Robert R. Morse	☐	☐
10 - Gil C. Tily	☐	☐	11 - David N. Watson	☐	☐			

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lmkor ‘26TE C123456789 Technology® 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD! Your vote matters here’s how to vote! ADD2 ADD 3 You may vote online or by phone instead of mailing this card. ADD4 ADD5 Online ADDS Go to www.envisionreports.com/amkr or . scan the OR code login details are 11. located in the shaded bar below. Phone Call toll free 1 800 652 VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen. mark your votes with an X as shown in this example. IX I Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/amkr Annual Meeting Proxy Card ( 1234 5678 9012 345 ) T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION INTHE ENCLOSED ENVELOPE. T a Proposals The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2 and 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 James J. Kim DO 02 Susan Y. Kim DO 03 Giel Rutten DO 04 Douglas A. Alexander DO 05 Roger A. Carol in DO 06 Winston J. Churchill DO 07 Daniel liao DO 08 Mary Frances McCourt DO 09 Robert R. Morse DO 10 Gil C. lily DO 11 David N. Watson DO For Against Abstain For Against Abstain 2. Advisory vote to approve the compensation of our named 3. Ratification of the appointment of Pricewaterhouse Coopers LLP executive officers. DOD as our independent registered public accounting firm for the DOD year ending December 31, 2022. 4. Such other business as may properly come before the meeting and any adjournment or post ponement. I]Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. 2 4 67890 MRA SM1PI.E 11H SAREA IS SET UP TOACCOMt.tOOATE 140 C~ARACTERS) MRA SAI.tPI.EAND MRA SM1PLEAAD MRASAMPLE AAD MRASAI.tPI.EAAD MRA SM1PLEANO 5 3 2 4 0 NT MR A SAMPLE AAO MRA SM1PI.E AAO MRA SM1PI.EAAD + 03LSIB

To our Stockholders: You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Tuesday, May 17, 2022, at 11:30 a.m., EDT. In light of the Covid 19 pandemic, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet. You may attend the Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at meetnow.globai/M59W94W. You will need the 15 digit control number printed on your proxy card to participate in the Annual Meeting. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts. The actions expected to be taken at the 2022 Annual Meeting of Stockholders are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We also encourage you to read our 2021 Annual Report to Stockholders. It includes information about our company and our audited financial statements. A copy of our 2021 Annual Report to Stockholders was previously sent to you or is included with this Proxy Statement. Please use this opportunity to take part in the affairs of Amkor Technology, Inc. by voting on the business to come before the 2022 Annual Meeting of Stockholders. Whether or not you plan to attend such meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage prepaid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the 2022 Annual Meeting of Stockholders. Returning the proxy does NOT deprive you of your right to attend the 2022 Annual Meeting of Stockholders or to vote your shares during such meeting for the matters to be acted upon at such meeting. Thank you for your continuing support. Sincerely, Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 17, 2022. The Proxy Statement for the 2022 Annual Meeting of Stockholders and our 2021 Annual Report to Stockholders for the year ended December 31, 2021 are available at: www.edocumentview.com/amkr. ~ James J. Kim Executive Chairman of the Board T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTIOM PORTION IN THE ENCLOSED ENVELOPE. T Proxy Amkor Technology, Inc. + 2045 East Innovation Circle Tempe, Arizona 85284 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2022 The undersigned hereby appoints James J. Kim and Giel Rutten as proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amkor Technology, Inc. to be held on May 17, 2022, and at any postponement or adjournment thereof, as hereinafter specified, and, in their discretion, upon such other matters as may properly come before the meeting. IF THIS CARD IS PROPERLY EXECUTED, SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR All NOMINEES, FOR PROPOSALS 2 AND 3, AND IN SAID PROXIES’ DISCRETION, REGARDING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side. On matters which you do not specify a choice, your shares will be voted in accordance with the recommendation of Amkor’s Board of Directors. Please mark, sign, date and return this proxy promptly using the enclosed envelope. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE. IINon Voting Items Change of Address Please print new address below.